EXHIBIT 10.1

Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such omissions are designated as **.

PRODUCT DEVELOPMENT AND

COMMERCIALIZATION AGREEMENT

AMONG

SMITHKLINE BEECHAM CORPORATION

DOING BUSINESS AS GLAXOSMITHKLINE,

GLAXO GROUP LIMITED

AND

PHARMACOPEIA DRUG DISCOVERY, INC.

DATED AS OF

MARCH 24, 2006

PRODUCT DEVELOPMENT AND

COMMERCIALIZATION AGREEMENT

THIS PRODUCT DEVELOPMENT AND COMMERCIALIZATION AGREEMENT is made as of the 24th day of March, 2006 (the “EFFECTIVE DATE”) by and between SmithKline Beecham Corporation, doing business as GlaxoSmithKline, a Pennsylvania corporation having a principal place of business at One Franklin Plaza, 200 N 16th Street, Philadelphia, PA 19102 (“SB Corp”), and Glaxo Group Limited, a company existing under the laws of England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (“GGL”), SB Corp and GGL being collectively referred to hereinafter as “GSK”; and Pharmacopeia Drug Discovery, Inc., a Delaware corporation having a principal place of business at 3000 Eastpark Boulevard, Cranbury, New Jersey 08512 (“Pharmacopeia”). Pharmacopeia and GSK are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

RECITALS

A.     Pharmacopeia has developed certain capabilities for the discovery and development of pharmaceutical products for the treatment of human diseases or conditions.

B.      GSK possesses research, development, manufacturing and commercialization expertise for the development and commercialization of pharmaceutical products for the treatment of human diseases or conditions.

C.      GSK, through its Center of Excellence for External Drug Discovery (“CEEDD”),

desires to engage in a collaborative effort with Pharmacopeia, pursuant to which Pharmacopeia shall engage in research and development programs to discover and develop compounds with demonstrated efficacy in humans that will be available for commercialization by one of the Parties.

D.      PHARMACOPEIA desires to engage in a collaborative effort with GSK whereby GSK will, pursuant to the Options granted to GSK by this Agreement, have exclusive worldwide rights to complete the development and commercialization of certain compounds discovered and developed by Pharmacopeia.

E.      The Parties acknowledge that any rights GSK acquires under this Agreement, as defined below, will be held by GSK in accordance with GSK’s and its group’s inter-company agreements, as in effect from time to time.

F.      Contemporaneously with the execution of this Agreement, Pharmacopeia shall issue to GSK a Warrant to Purchase Common Stock substantially in the form attached hereto as Exhibit A (the “Warrant”), which will permit GSK to purchase shares of common stock of Pharmacopeia upon the fulfillment of the terms and conditions set forth in the Warrant and this Agreement.

Now, therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Article unless context dictates otherwise:

1.1 “AFFILIATE” shall mean any Person, whether de jure or de facto, which directly or indirectly through one (1) or more intermediaries controls, is controlled by, or is under common control with, a Party to this Agreement. A Person shall be deemed to “control” another Person if it (i) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person.

1.2 “AGREEMENT” shall mean this Product Development and Commercialization Agreement together with the recitals and all exhibits, schedules and attachments hereto.

1.3 “BACK-UP COMPOUND” shall mean a compound whose principal mechanism of action is to modulate a Target in the manner determined by the JSC for such Target, that meets the Candidate Selection Criteria with respect to such Target and, with the JSC’s approval, is intended to supplant a particular Pharmacopeia Development Compound or GSK Development Compound if such Pharmacopeia Development Compound or GSK Development Compound is removed from development. A Back-Up Compound may also be intended to supplant another Back-Up Compound if such other Back-Up Compound is removed from development.

1.4 “BANKRUPTCY CODE” shall have the meaning assigned to such term in Section 12.3.2.

1.5 “BREACHING PARTY” shall have the meaning assigned to such term in Section 12.2.1.

1.6 “CALENDAR QUARTER” shall mean a period of three (3) consecutive months ending at midnight, Eastern Time on the last day of March, June, September, or December, respectively.

1.7 “CANDIDATE SELECTION COMPOUND” shall mean a compound resulting from a Program that the JSC determines meets all of the Candidate Selection Criteria as established by the JSC.

1.8 “CANDIDATE SELECTION CRITERIA” shall mean criteria established by the JSC for advancement of a Lead into pre-clinical development, based on the Target Product Profile ** and **. If a compound is advanced by either Party pursuant to the Agreement into pre-clinical development (i.e., beyond the stage of candidate selection), and if the **, then the compound will be deemed to have met the Candidate Selection Criteria irrespective of the actual attainment of all of the defined criteria.

1.9 “cGMP” shall mean current Good Manufacturing Practices as defined in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto.

Execution Version

1.10 “CEDD” shall mean one or more of GSK’s “Centers of Excellence for Drug Discovery”; i.e., an organizational structure that oversees drug discovery and development being conducted internally at GSK. CEDD shall include any successor organizational structures to CEDD, whether or not possessing the same name, that is responsible for internal drug discovery and development at GSK.

1.11 “CEEDD” shall mean GSK’s “Center of Excellence for External Drug Discovery”; i.e., an organizational structure within GSK used by GSK to manage external drug discovery and development collaborations.  The term “CEEDD” when used herein shall also include any organizational structure within GSK whose functions are broadly similar to the CEEDD, to which management of the Programs under this Agreement may be subsequently assigned.

1.12 “CEEDD LEADERSHIP TEAM” shall mean the most senior member and head of the CEEDD, plus the CEEDD heads of biology, chemistry, pharmacology, operations management, business development, preclinical development, clinical development, commercial, legal, finance, and the CEEDD employee(s) assigned by the CEEDD to manage the collaboration with Pharmacopeia.

1.13 “COLLABORATION COMPOUND” shall mean a Tractable Hit, Lead, Candidate Selection Compound, Proof-of-Concept Compound, GSK Development Compound, Pharmacopeia Development Compound, Back-up Compound, or any compound derived from any of the foregoing. As used herein, a compound shall be deemed to have been “derived” from another compound if it (i) is the **, (ii) is otherwise **, (iii) is **, or (iv) is ** in category (i), (ii) or (iii) above. As used herein, a compound also shall be deemed to have been “derived” from another compound if it is the **. It is understood that this definition of “Collaboration Compound” shall **, in each case as evidenced by contemporaneous documentation.

1.14 “COMBINATION PRODUCT” shall mean a Product incorporating two (2) or more therapeutically active ingredients, at least one of which is a Collaboration Compound. Notwithstanding the foregoing, ingredients or components other than active ingredients, including without limitation drug delivery vehicles, adjuvants, and excipients, shall not be deemed to be “therapeutically active ingredients,” and their presence shall not be deemed to create a Combination Product.

1.15 “CONFIDENTIAL INFORMATION” shall have the meaning assigned to such term in Section 9.1.

1.16 “CONTRACT YEAR” shall mean a year of 365 days (or 366 days in a leap year) beginning on the Effective Date and ending one (1) year thereafter and so on, year-by-year during the Term. “CONTRACT YEAR ONE” shall mean the first such year; “CONTRACT YEAR TWO” shall mean the second such year, and so on, year-by-year.

1.17 “CONTROL,” “CONTROLS,” “CONTROLLED” OR “CONTROLLING” shall mean possession by the granting Party of the ability to grant the licenses or sublicenses to the other Party, as provided in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party.

1.18 “DISCLOSING PARTY” shall have the meaning assigned to such term in Section 9.1.

1.19 “DRAFTING PARTY” shall have the meaning assigned to such term in Section 2.2.4(a).

1.20 “EFFECTIVE DATE” shall have the meaning assigned to such term in the Preamble.

1.21 “EMEA” shall mean the European Medicines Evaluation Agency and any successor entity thereto.

1.22 “ENABLING STUDIES” shall have the meaning assigned to such term in Section 3.9.

1.23 “EXECUTIVE OFFICERS” shall have the meaning assigned to such term in Section 2.2.5.

1.24 “FDA” shall mean the U.S. Food and Drug Administration, or any successor entity thereto.

1.25 “FIELD” shall mean the treatment, prevention or diagnosis of any disease or condition adverse to human or animal health.

1.26 “FIRST COMMERCIAL SALE” shall mean, with respect to each Product, the first sale for which payment has been received for use or consumption by the general public of such Product in any country in the Territory after all required Marketing Approvals have been granted, or such sale is otherwise permitted, by the Regulatory Authority in such country, excluding registration samples, compassionate use sales, inter-company transfers to Affiliates of a Party and the like.

1.27 “GSK” shall have the meaning assigned to such term in the Preamble.

1.28 “GSK DEVELOPMENT COMPOUND” shall mean a Candidate Selection Compound or Proof-of-Concept Compound that is selected by GSK for further development and commercialization by GSK and exclusively licensed to GSK pursuant to any one of the Options defined in Article 4 of this Agreement. A “GSK Development Compound” shall be **.

1.29 “GSK PATENTS” shall mean all Patents in the **. For the avoidance of doubt, no Patent shall be deemed to be a GSK Patent until the **.

1.30 “GSK TARGET” shall mean a protein target, and the related assay and and/or reagents, if any, provided to Pharmacopeia by GSK, and accepted by the JSC for Pharmacopeia to use pursuant to Programs hereunder.

1.31 “GSK TARGET IP” shall mean all Patents, Know-how, proprietary materials and other related intellectual property rights Controlled by GSK and covering a given GSK Target.

1.32 “GSK IP” shall mean Know-How controlled by GSK and any GSK Patents. “GSK IP” shall include, without limitation, any GSK Target IP.

1.33 “HSR ACT” shall have the meaning assigned to such term in Section 14.6.1.

1.34 “IND” shall mean any investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. (such as a CTA in the European Union).

1.35 “INDEMNITEE” shall have the meaning assigned to such term in Section 11.3.

1.36 “INFORMATION” shall mean information and materials within the Control of GSK or its Affiliates or Pharmacopeia or its Affiliates, in either case that (i) is necessary for the discovery, development, manufacture or use of Collaboration Compounds and/or the development, manufacture, use, sale or commercialization of corresponding Products, and (ii) exists as of the Effective Date or is discovered, developed or acquired during the Term, and including, without limitation: (A) techniques and data, including, but not limited to, screens, models, inventions, methods, test data including, but not limited to, pharmacological, toxicological and clinical test data, analytical and quality control data, marketing, pricing, distribution, costs, and sales data, manufacturing information (including any relevant Third Party manufacturing information to the extent Controlled by, and in the possession of, GSK or its Affiliates or Pharmacopeia or its Affiliates), and patent and legal data or descriptions (to the extent that disclosure thereof would not result in loss or waiver of privilege or similar protection); and (B) compositions of matter, including but not limited to compounds, biological materials, vectors and assays. As used herein, “CLINICAL TEST DATA” shall be deemed to include all information related to the clinical or preclinical testing of a Collaboration Compound or corresponding Product, including without limitation, patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

1.37 “INITIAL SCREENING TERM” shall mean the period of time from the Effective Date until completion of screening by Pharmacopeia of the Initial Targets.

1.38 “INITIAL TARGETS” shall mean ** for Pharmacopeia to use pursuant to Programs hereunder. The first ** shall be agreed upon in writing by the Parties, together with the Tractable Hit Criteria, Lead Declaration Criteria and the Candidate Selection Criteria for each of such Targets, **, for use by Pharmacopeia pursuant to Programs hereunder.

1.39 “INITIAL TARGET PROPOSAL SCHEDULE” is as set forth in Section 3.2.1.

1.40  “JOINT IP” shall mean Know-How Controlled jointly by the Parties and any Joint Patents.

1.41 “JOINT PATENTS” shall mean all Patents in the **.

1.42 “JOINT STEERING COMMITTEE” or “JSC” shall have the meaning ascribed to such term in Section 2.2.

1.43 “KNOW-HOW” shall mean all Information, technical information, techniques, data, inventions, practices, methods, knowledge, skill, experience, test data or information necessary for the discovery, development, manufacture or use of one or more Collaboration Compounds and/or the development, manufacture, use, sale or commercialization of corresponding Products, which (a) is **, or (b) is **.

1.44  “LEAD” shall mean a compound that meets all of the Lead Declaration Criteria as determined by the JSC.

1.45 “LEAD DECLARATION CRITERIA” shall mean criteria established by the JSC for advancing a Lead into a Lead Optimization Program. A compound that is advanced into a Lead Optimization Program pursuant to the Agreement will be deemed to have met all of the Lead Declaration Criteria irrespective of the actual attainment of all Lead Declaration Criteria, if the JSC unanimously approves such action in advance.

1.46 “LEAD GENERATION PROGRAM” shall mean a chemical synthesis program conducted by Pharmacopeia to generate analogs of a Tractable Hit, designed to result in a Lead.

1.47 “LEAD OPTIMIZATION PROGRAM” shall mean a medicinal chemistry optimization effort conducted by Pharmacopeia with respect to a Lead, designed to result in a Candidate Selection Compound.

1.48 “LOSSES” shall have the meaning assigned to such term in Section 11.1.

1.49 “MAJOR MARKET” shall mean the United States, Japan, and the European Union.

1.50 “MARKETING APPROVAL” shall mean all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport and sale of a Product in a regulatory jurisdiction. “Marketing Approval” shall be deemed to occur upon first receipt of notice from a Regulatory Authority that a Product has been approved for commercial sale. For countries where governmental approval is required for pricing or for the Product to be reimbursed by national health insurance (i.e., other than the United States), “Marketing Approval” shall not be deemed to occur until such pricing or reimbursement approval is obtained. Marketing Approval shall be deemed to have occurred in such a country where government approval of pricing or reimbursement has not been obtained if, at any time, the Party begins the commercial sale of such Product in the country without obtaining pricing approval or reimbursement, with the date of such Marketing Approval to be deemed to occur on the date of the First Commercial Sale of the Product in the country.

1.51 “MARKETING APPROVAL APPLICATION” OR “MAA” shall mean a New Drug Application (as defined in Title 21 of the U.S. Code of Federal Regulations, Section 314.50, et. seq.), or a comparable filing for Marketing Approval (not including pricing or reimbursement approval) in a country, in each case with respect to a Product in the Territory.

1.52 “MATERIAL BREACH” shall have the meaning assigned to such term in Section 12.2.1.

1.53 “NDA” shall mean a New Drug Application (as defined in Title 21 of the U.S. Code of Federal Regulations, Section 314.50, et. seq.).

1.54 “NET SALES” shall mean the **. For purposes of this Section, **.

1.55 “NON-BREACHING PARTY” shall have the meaning assigned to such term in Section 12.2.1.

1.56 “OPTIONS” shall mean GSK’s rights under and subject to all the applicable provisions of this Agreement to elect to exclusively develop and commercialize any GSK Development Compound resulting from a given Program under the Candidate Selection Option or the PoC Option, as applicable, and as more fully set forth in Article 4.

1.57 [Intentionally left blank]

1.58 “PARTY” OR “PARTIES” shall have the meaning assigned to such term in the Preamble, or where the context requires, shall mean GSK and its Affiliates and/or Pharmacopeia and its Affiliates.

1.59 “PATENT” shall mean: (i) issued and unexpired letters patent, including any extension, registration, confirmation, reissue, continuation, supplementary protection certificate, divisional, continuation-in-part, re-examination or renewal thereof, (ii) pending applications for letters patent, and (iii) foreign counterparts of any of the foregoing; in each case to the extent the same has not been held, by a court, administrative body or governmental agency of competent jurisdiction, to be invalid or unenforceable in a decision from which no appeal can be taken or from which no appeal was taken within the time permitted for appeal.

1.60 “PATENT SUBCOMMITTEE” shall have the meaning assigned to such term in Section 2.2.6.

1.61 “PAYEE” shall have the meaning assigned to such term in Section 6.6.1.

1.62 “PAYOR” shall have the meaning assigned to such term in Section 6.6.1.

1.63 “PERSON” shall mean any corporation, firm, partnership or other entity.

1.64 “PHARMACOPEIA” shall have the meaning assigned to such term in the Preamble.

1.65 “PHARMACOPEIA DEVELOPMENT COMPOUND” shall mean a Tractable Hit, Lead, Candidate Selection Compound or Proof-of-Concept Compound for which Pharmacopeia retains the right to continue to research, develop or commercialize hereunder, and which Pharmacopeia elects to further progress, subject to GSK’s rights, as applicable. Any Pharmacopeia Development Compound shall **.

1.66  “PHARMACOPEIA IP” shall mean Know-How Controlled by Pharmacopeia and any Pharmacopeia Patents. “Pharmacopeia IP” shall include, without limitation, any Pharmacopeia Target IP.

1.67 “PHARMACOPEIA PATENTS” shall mean all Patents in the **. For the avoidance of doubt, no Patent shall be deemed to be a Pharmacopeia Patent until the **.

1.68 “PHARMACOPEIA TARGET” shall mean a protein target, and the related assay and reagents, if any, provided by Pharmacopeia and accepted by the JSC for Pharmacopeia to use pursuant to Programs hereunder.

1.69 “PHARMACOPEIA TARGET IP” shall mean all Patents, Know-How, proprietary materials and other related intellectual property rights Controlled by Pharmacopeia and covering a given Pharmacopeia Target.

1.70 “PHASE I,” “PHASE II” and “PHASE III” shall mean Phase I (or Phase I/II), Phase II (or Phase II/III) and Phase III clinical trials, respectively, in each case as prescribed by applicable FDA IND Regulations, or any corresponding foreign statutes, rules or regulations.

1.71 “PRODUCT” shall mean any product for the therapeutic or prophylactic treatment or prevention of any disease or condition in human beings, which contains a Collaboration Compound.

1.72 “PoC STUDIES” shall mean the particular clinical trials that will be employed with respect to a Candidate Selection Compound, GSK Development Compound or Pharmacopeia Development Compound to demonstrate the achievement of the Proof-of-Concept Compound Criteria.

1.73 “PROOF-OF-CONCEPT COMPOUND” shall mean a compound resulting from the PoC Studies that has demonstrated that it satisfies all of the Proof-of-Concept Compound Criteria.

1.74 “PROOF-OF-CONCEPT COMPOUND CRITERIA” shall mean criteria ** (at or about the time of first-time-in-humans (“FTIH”) testing (i.e., at Phase I clinical trials) to determine if a Candidate Selection Compound, GSK Development Compound or Pharmacopeia Development Compound under study demonstrates a clinically meaningful benefit-to-risk profile in treating the applicable disorder. This shall include a ** hereunder. Any Candidate Selection Compound, GSK Development Compound or Pharmacopeia Development Compound advanced by GSK into Phase III clinical trials will be deemed to have met all of the Proof-of-Concept Compound Criteria and to be a Proof-of-Concept Compound.

1.75 “PROGRAM” shall mean any activities pursuant to one or more Work Plans that are approved hereunder by the JSC for a given Target, including for example, Screening Programs, Lead Generation Programs and/or Lead Optimization Programs.

1.76 “PROGRAM TERM” shall mean the period of time commencing with the approval by the JSC of a Screening Program with respect to a particular Target, and continuing until no further activity pursuant to this Agreement is being pursued by either Party with respect to the Program applicable to that particular Target.

1.77 “RECEIVING PARTY” shall have the meaning assigned to such term in Section 9.1.

1.78 “REGULATORY AUTHORITY” OR “REGULATORY AUTHORITIES” shall mean the FDA in the U.S., and any health regulatory authority(ies) in any country in the Territory that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for a Product in such country, and any successor(s) thereto.

1.79 “RESEARCH TERM” shall mean the period of time that is ** (**) ** from the Effective Date, unless extended or earlier terminated by the mutual written agreement of the Parties.

1.80 “SCREENING PROGRAM” shall mean a Program for the screening by Pharmacopeia of Targets with the goal of generating Tractable Hits.

1.81 “SUBCOMMITTEE” shall have the meaning assigned to such term in Section 2.2.6.

1.82 “ SUBLICENSEE” shall mean, with respect to a particular Collaboration Compound or Product, a Third Party to whom GSK or Pharmacopeia, as applicable, has granted a sublicense under any intellectual property licensed to such Party pursuant to this Agreement.

1.83 “TARGET” shall mean a GSK Target or a Pharmacopeia Target.

1.84 “TARGET PRODUCT PROFILE” shall mean the projected product profile ** for adoption by the JOINT STEERING COMMITTEE that shall provide, with respect to each Target, a description of the commercially relevant range of acceptable product performance of a PROOF-OF-CONCEPT COMPOUND against key product characteristics, and which shall be used by Pharmacopeia and GSK to guide and shape the progression of and development decisions for such PROOF-OF-CONCEPT COMPOUND.

1.85 “TERM” shall have the meaning assigned to such term in Section 12.1.2.

1.86 “TERRITORY” shall mean anywhere in the world.

1.87 “THIRD PARTY” shall mean any entity other than Pharmacopeia, GSK or an Affiliate of Pharmacopeia or GSK.

1.88 “TRACTABLE HIT” shall mean a compound identified by Pharmacopeia and considered by the JSC to be active against a Target and meeting the Tractable Hit Criteria.

1.89 “TRACTABLE HIT CRITERIA” shall mean criteria set by the JSC for selecting hits that are amenable to chemistry optimization. Any compound advanced into a Lead Generation Program pursuant to the Agreement will be deemed to have met the Tractable Hit Criteria irrespective of the actual attainment of all Tractable Hit Criteria, if the JSC unanimously approves such action in advance.

1.90 “UNITED STATES” OR “U.S.” shall mean the United States of America.

1.91 “VALID CLAIM” means a claim within an issued United States or foreign patent that has not expired, lapsed, or been cancelled or abandoned, and that has not been dedicated to the public, disclaimed, or held unenforceable, invalid, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal can be taken or was timely taken, including without limitation, through opposition, re-examination, reissue or disclaimer.

1.92 “WORK PLAN” shall have the meaning assigned to such term in Section 2.2.2(g).

1.93 “WRITTEN DISCLOSURE” shall have the meaning assigned to such term in Section 14.1.

ARTICLE 2

OVERSIGHT OF THE COLLABORATION

2.1    IN GENERAL. Subject to all the provisions of this Agreement, Pharmacopeia shall have principal responsibility for all research, discovery and development activities with respect to Pharmacopeia Development Compounds prior to exercise by GSK of one of its Options with respect to such Program and Pharmacopeia Development Compounds, and GSK shall have principal responsibility for all research, development and commercialization activities with respect to GSK Development Compounds, unless and until any such GSK Development Compound reverts to Pharmacopeia pursuant to the applicable provisions of the Agreement for any such reversion.

2.2     THE JSC. As soon as practicable after the Effective Date, the Parties shall establish a Joint Steering Committee (the “JSC”). The JSC shall have review and oversight responsibilities for all research and development activities performed under this Agreement during the Research Term, as more specifically provided herein; provided, however, that the JSC shall have no authority to amend this Agreement. Each Party agrees to keep the JSC reasonably informed of its progress and activities during the Research Term. If GSK elects to exercise one of its Options pursuant to Article 4 with respect to a Pharmacopeia Development Compound, the JSC (and any applicable Subcommittee including, but not limited to, the Patent Subcommittee) shall continue as a vehicle to maintain information flow between GSK and Pharmacopeia regarding the progression of such compound as a GSK Development Compound, including by administering Patent matters pursuant to Article 8. Notwithstanding the above, all decisions with respect to the development, progression or commercialization of any such GSK Development Compound after GSK has exercised one of its Options with respect to such compound shall be at the sole discretion of GSK as the Party responsible under this Agreement for developing such compound, subject to GSK’s obligations of diligence as set forth in this Agreement.

2.2.1  Membership. The JSC shall be comprised of an equal number of representatives from each of GSK and Pharmacopeia. The exact number of such representatives shall be three for each of GSK and Pharmacopeia, or such other number as the Parties may agree. Each Party shall provide the other with a list of its initial members of the JSC. Each Party may replace any or all of its representatives on the JSC at any time upon written notice to the other Party in accordance with Section 14.8 of this Agreement. Such representatives shall include individuals within the senior management of Pharmacopeia and the CEEDD, and those representatives of each Party shall, individually or collectively, have expertise in business, pharmaceutical drug discovery, development and commercialization. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC. Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the JSC. If the JSC chooses to designate a chairperson, such chairperson shall be appointed for a one (1) year term and the right to name the chairperson shall alternate between the Parties.

2.2.2        Responsibilities. The JSC shall be responsible for overseeing each Program performed pursuant to this Agreement unless and until GSK exercises one of its Options to a given Program, or unless and until Pharmacopeia acquires the right hereunder to independently progress and commercialize Products under a given Program. For avoidance of doubt, whenever any matter is presented to the JSC or to either Party for decision under Articles 2, 3 or 4 of this Agreement, such decision shall be communicated through the JSC within no more than thirty (30) days, unless a different time period is specifically stated in this Agreement or is otherwise mutually agreed in writing by the Parties with respect to such matter. Failure by either Party to communicate any such decision within the applicable thirty (30) day or other specific time period shall be deemed a positive decision and thus an approval by such Party with respect to such matter. Without limiting the foregoing, the JSC shall perform the following functions, some or all of which may be addressed directly at any given meeting of the JSC

(a)     determine the ** (other than the **, which shall be determined prior to the Effective Date pursuant to Section 3.2.1) which shall be pursued via Programs pursuant to this Agreement;

(b)     establish a Screening Program for each Initial Target;

(c)     establish the schedule under which GSK shall provide Pharmacopeia reagents and assays for each Initial Target, subject to Section 3.2.3;

(d)     approve all Programs under this Agreement and establish the Tractable Hit Criteria, the Lead Declaration Criteria and the Candidate Selection Criteria (collectively “Criteria”) applicable for each Program with respect to a given Target before the applicable Program is commenced by Pharmacopeia, it being understood that all such Criteria may be amended by the JSC;

(e)     determine when the Tractable Hit Criteria, the Lead Declaration Criteria, the Candidate Selection Criteria and the Proof-of-Concept Compound Criteria have been met for a Target;

(f)      establish Subcommittees as appropriate;

(g)     review and coordinate all of the Parties’ activities under this Agreement, including establishing an annual “Work Plan” for the Parties’ activities in each Program. The Work Plan shall describe the activities to be carried out by each Party; provided, however, that (i) the ** and (ii) each Party shall have the right to determine and implement, in its sole discretion, **. It is further understood that if **;

(h)     assign relative priorities to the Programs; and

(i)      such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing from time to time.

2.2.3        Meetings. The JSC shall meet during each Calendar Quarter during the Research Term, and more frequently as the Parties deem appropriate, on such dates, and at such places and times, as provided herein or as the Parties shall agree. Thereafter, the JSC shall meet, in person or otherwise, at least twice per Contract Year to provide Pharmacopeia an update regarding GSK’s progress in commercializing each Collaboration Compound and otherwise to perform the responsibilities assigned to it under this Agreement. Meetings of the JSC that are held in person shall alternate between the offices of the Parties, or such other place as the Parties may agree. The members of the JSC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

2.2.4        Minutes. Minutes of JSC meetings shall be effective only after approved by both Parties. With the sole exception of specific items of the meeting minutes to which the members cannot agree and which are escalated to the Executive Officers as provided in Section 2.2.4(d) below, definitive minutes of all JSC meetings shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain, as follows:

(a)     Within ten (10) days after each JSC meeting, the Party responsible for preparing the minutes (the “DRAFTING PARTY”) shall prepare and distribute to all members of the JSC draft minutes of the meeting.

(b)     The non-Drafting Party shall then have ten (10) days after receiving such draft minutes to collect comments thereon from its members of the JSC and provide these to the Drafting Party.

(c)     Upon the expiration of such ten-day comment period, the Parties shall have ten (10) days to discuss each other’s comments and finalize the minutes. A member of the JSC from each Party shall sign and date the final minutes. The signature of each Party’s JSC member upon the final minutes shall indicate such Party’s assent to the minutes.

(d)     If at any time during the preparation and finalization of the JSC minutes, the Parties do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process as provided in Section 2.2.5. The decision resulting from the escalation process shall be promptly recorded by the Drafting Party in amended finalized minutes for said meeting.

2.2.5        Governance. Except as otherwise provided herein, decisions of the JSC shall by made by **, and **. In the event that a **, then either Party may, by written notice to the other, have such issue referred to the Chief Executive Officer of Pharmacopeia, or such other person holding a similar position designated by Pharmacopeia from time to time, and the Senior Vice President for External Drug Discovery of GSK, or such other person holding a similar position designated by GSK from time to time (collectively, the “EXECUTIVE OFFICERS”), for resolution. The Executive Officers shall meet promptly to discuss the matter submitted and to determine a resolution. If the Executive Officers are unable to determine a resolution in a timely manner, which shall in no case be more than sixty (60) days after the matter was referred to them, the issue shall be resolved as follows below. For clarity it is understood and agreed by the Parties that any final decision on any matter subject to the authority of the JSC and the dispute resolution and escalation process described in this Article 2 shall not be subject to further dispute resolution under Article 14 of this Agreement.

(a)   General. In the event that, after **, then the ** as set forth above. In the event that the **, then the **. Pharmacopeia and GSK shall **. If Pharmacopeia and GSK ** who shall be **. Subject always to the ** below, the **, and the **.

(b)   Determination by the Expert.

(1)   Tractable Hit Declaration; Lead Declaration. With respect to the Tractable Hit Criteria or the Lead Declaration Criteria, the Expert will be asked to decide whether any proposed further studies are meaningful and necessary and/or if the Criteria have been achieved, or may reasonably be deemed to have been achieved based on the overall properties of the applicable Collaboration Compounds.

(2)   **. With respect to the **, and will only have the ** (i) **, or (ii) **. In ** for the applicable Program.

(c)     Establishment of Proof-of-Concept Compound Criteria. ** or ** of such Criteria. If ** to such proposed Criteria in writing within such thirty-day period, such failure to respond shall automatically be deemed an acceptance of such Criteria.

(d)     Achievement of Proof-of-Concept Compound Criteria. In the event that a unanimous vote is not obtained by the JSC regarding the achievement of Proof-of-Concept Compound Criteria, and the Executive Officers fail to resolve such disagreement between Pharmacopeia and GSK as provided above, then **.

(e) ** by **.

(1)   In the event that ** or to ** shall not be **. However, in such a case, ** under this Agreement. It is further understood that, in any case where ** that have been **. In such case, such **.

(2)   (i)  In the event that, for a period of one (1) year after receiving the Expert’s written decision with respect to necessary studies in a Program in the case of Tractable Hit Criteria or Lead Declaration Criteria, and with respect to **, then Pharmacopeia shall ** , or any such longer period as **. In the event that ** under this Agreement.

(ii)  In the event that the **.

(3)   Subject to subparagraph (1) above, in the event **, and shall **. If the **, then such ** ; provided, however, that in no event shall **.

(4)   In the event **, then **. If **. If **. If ** under this Agreement.

(5)   In the event **, or **. If **. If **. If ** under this Agreement.

(6)   With respect to **. Pharmacopeia shall have the **. If **, it shall **. If **. At the conclusion of **. If **, under this Agreement.

2.2.6 Subcommittee(s). From time to time, the JSC may establish subcommittees to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”). GSK and Pharmacopeia shall each have one (1) vote on each Subcommittee. Each Subcommittee shall consist of such number of members of each Party as the JSC determines is appropriate from time to time. Such members shall be individuals with expertise and responsibilities in the areas of preclinical development, clinical development, intellectual property, process sciences, manufacturing, regulatory affairs, product development and/or product commercialization, as applicable to the stage of development of the project or activity. One such Subcommittee (the “Patent Subcommittee”) shall be responsible for overseeing and recommending the strategy for patent filings and coordinating patent-related matters including, but not limited to, the determination of inventorship according to U.S. Patent Law (for Joint IP), the preparation, filing and prosecution of all patent applications covered under this Agreement, and the decision as to the countries where each such patent application will be filed and prosecuted. Each Subcommittee shall meet with such frequency as the JSC shall determine.

Each Subcommittee shall operate by unanimous vote in all decisions. If, with respect to a matter that is subject to a Subcommittee’s decision-making authority, the Subcommittee cannot reach unanimity, the matter shall be referred to the JSC, which shall resolve such matter in accordance with Section 2.2.5.

2.2.7 Expenses. Each Party shall bear its own travel-related expenses and other costs with respect to its activities relating to membership on the JSC or any Subcommittee.

2.2.8 The Joint Program Committee. In the event that GSK has not exercised its Candidate Selection Option with respect to a particular Target, but has preserved its PoC Option with respect to the applicable Collaboration Compounds under a Program active against such Target by making the requisite milestone payments pursuant to Section 6.2.1, due upon achievement of the applicable Candidate Selection Criteria, then, after the first dosing in the first FTIH study, but no later than forty-five (45) days after such first dosing, ** shall present to ** the proposed Proof-of-Concept Compound Criteria with respect to such Collaboration Compound. Within forty-five (45) days after the completion of the first FTIH study, the JSC shall establish a Joint Program Committee (the “Joint Program Committee”) for such Pharmacopeia Development Compound, with equal representation and input from both GSK and Pharmacopeia, for the purpose of developing and agreeing upon the applicable PoC Studies in accordance with Section 2.2.9 with respect to such Proof-of-Concept Compound Criteria.

2.2.9 PoC Studies. GSK shall have the right to participate equally with Pharmacopeia in the design and planning of the PoC Studies via the Joint Program Committee. In the event that the JSC fails to approve the PoC Studies as submitted by the Joint Program Committee within forty-five (45) days, then the Chief Executive Officer of Pharmacopeia and the Senior Vice President of External Drug Discovery of GSK shall meet to resolve such matter within thirty (30) days. Notwithstanding the above, ** shall have the **.

ARTICLE 3

DEVELOPMENT PROGRAM

3.1 INITIAL SCREENING TERM.

3.1.1        Screening. During the Initial Screening Term, Pharmacopeia will screen each of the Initial Targets against that portion of Pharmacopeia’s compound library as established under a Work Plan pursuant to a Screening Program approved by the JSC for each Target.

3.1.2        Development. During the relevant Screening Program, Pharmacopeia will conduct activities as described in the Work Plan for the relevant Program with the objective being to identify Tractable Hits and develop Leads from such Tractable Hits. Pharmacopeia will then conduct activities as described in the Work Plan for the relevant Program, with the objective being to develop such Leads into Candidate Selection Compounds and then clinical Proof-of-Concept Compounds, subject to GSK’s Options.

3.2 SELECTION OF INITIAL TARGETS.

3.2.1        Initial Target Proposal Schedule. The first ** shall be ** and **. The Parties shall agree in writing, on or before the Effective Date, upon the Tractable Hit Criteria, Lead Declaration Criteria and provisional Candidate Selection Criteria applicable for the **. The ** shall be ** and accepted through the JSC within **. The ** shall be ** and accepted through the JSC within **. The ** shall be ** and accepted through the JSC within **. The ** shall be ** and accepted through the JSC within not more than **, upon a reasonable schedule agreed by the JSC such that there is a continuous flow of Targets into Programs. Notwithstanding the foregoing, if Pharmacopeia cannot, or does not, in its reasonable discretion **, GSK shall **.

3.2.2        In the event either Party identifies any issued patent **, the **. The **. The **. If **, (i) ** or (ii) **. Notwithstanding the **. If **.

3.2.3        Provision of Reagents and Assays. The reagents and assays for screening of the Initial Targets shall be provided by ** on a reasonable schedule to be established by the JSC, **. ** after the Effective Date. In the event **.

3.3 RESTRICTION ON TARGETS / NONCOMPETE.

3.3.1  General Restrictions. Subject to all applicable other provisions of this Agreement, Pharmacopeia shall not use GSK Target IP or any Information developed or provided by GSK hereunder for any purpose other than fulfillment of Pharmacopeia’s rights and responsibilities with respect to Collaboration Compounds and Products under this Agreement. Subject to all applicable other provisions of this Agreement, GSK shall not use Pharmacopeia Target IP or any Information developed or provided by Pharmacopeia hereunder during Pharmacopeia’s performance of a Program for any purpose other than fulfillment of GSK’s rights and responsibilities with respect to Collaboration Compounds and Products under this Agreement.

3.3.2   Basic Research Use of Targets. Subject to Section 3.3.1, both GSK and Pharmacopeia shall be free to use any Target at any time for basic research purposes (e.g., basic biological research, target validation studies, target mechanism studies, performance of selectivity screens, counterscreens, secondary or confirmatory screens, and the like) outside the scope of this Agreement, either independently or with/for a Third Party, provided that such use does not materially impair the commercial or research value of any Program conducted pursuant to this Agreement.

3.3.3   Restrictions During **. Subject to Section 3.3.2, during any Screening Program with respect to a particular Target, **.

3.3.4 Failure to Attain Tractable Hit. Subject to Section 3.3.1, GSK shall be free immediately to use independently or with/for any Third Party an Initial Target for any purpose whatsoever, without any obligation or payment of any kind to Pharmacopeia if, after a period of one (1) year from the commencement by Pharmacopeia of actual screening of its compound library against such Initial Target (or such extended time as may be determined and agreed in writing by the JSC, it being understood by both Parties that approval to such extension shall not be unreasonably withheld in the event of reasonable progress resulting in substantial completion by Pharmacopeia of the applicable Screening Program), Pharmacopeia has not succeeded in attaining a Tractable Hit against such Initial Target. In such case, the JSC shall have the right to immediately terminate the applicable Screening Program; Pharmacopeia shall not be required to undertake any further work with respect to such Target pursuant to this Agreement; and Pharmacopeia shall promptly return to GSK all applicable GSK Know-How and GSK Information and all remaining reagents and assays relating thereto provided by GSK under this Agreement. In addition, in such case, all licenses under Section 5.1.1(a) or Section 5.2.1(a), as the case may be, pertaining thereto shall terminate. Further, during the ** (**) ** immediately following the JSC’s termination (if any) as described above of the applicable Screening Program, Pharmacopeia shall **. Subject to (i) any GSK IP, (ii) the obligation to return all GSK Know-How, GSK Information, assays and reagents, and (iii) the ** (**) ** ** described in this Section 3.3.4, Pharmacopeia will have no other obligations whatsoever to GSK with respect to such Target.

3.3.5 Attainment of Tractable Hit. If Pharmacopeia succeeds in attaining a Tractable Hit under a Screening Program for an Initial Target during the first one (1) year period from the commencement by Pharmacopeia of actual screening of its compound library against such Initial Target (or such extended time period as may be determined and agreed in writing by the JSC), then, subject to Article 9 and Section 3.3.1, **. Beyond such **. The scope of any such continued period of exclusivity (i.e. beyond the ** described above) between the Parties shall be expressly limited to apply only to **. As used herein, the **. Notwithstanding the foregoing and subject to Section 3.3.1 and Article 9, it is understood that, after the expiration of the ** (if applicable as described above in this Section 3.3.5), (i) **, and (ii) **.

3.4 RESTRICTION ON COMPOUNDS. Any compounds in **.

3.5 PHARMACOPEIA PROGRAM EXCLUSIVITY. Subject to all the other provisions of this Agreement, Pharmacopeia shall have the exclusive right to undertake the activities of each Program, including all scientific, legal and regulatory activities, until such time, if ever, as GSK exercises an Option with respect to such Program.

3.6 SUBCONTRACTING. Pharmacopeia may engage Third Party subcontractors (including contract research organizations) to perform certain of its obligations under this Agreement. Any Third Party subcontractor to be engaged by Pharmacopeia to perform Pharmacopeia’s obligations set forth in this Agreement shall meet the qualifications typically required by Pharmacopeia for the performance of work similar in scope and complexity to the subcontracted activity. The activities of any such Third Party contractors shall be considered activities of Pharmacopeia under this Agreement. Pharmacopeia shall be responsible for ensuring compliance by any such Third Party contractors with the terms of this Agreement. In any case in which Pharmacopeia engages a Third Party subcontractor, Pharmacopeia shall obtain sole ownership of all inventions, data, Information and related intellectual property rights made or developed by such Third Party subcontractor involving the manufacture or use of any Target or Pharmacopeia Development Compound or other Collaboration Compound.

3.7 REPORTS; PUBLICATION OF CLINICAL TRIALS RESULTS.

3.7.1 Reports. During the Research Term and for such time thereafter that any Collaboration Compound is being actively researched or developed by either Party or its Sublicensee(s), Pharmacopeia and GSK shall provide to the JSC each Calendar Quarter written progress reports on the status of the Programs, data associated with the Parties’ respective research and development efforts, as applicable, and the likelihood of and timetable for completion of the respective Programs or development activities and advancement of compounds to the next phase of research or development, as applicable.

3.7.2 Publication of Clinical Trials Results. Each of GSK and Pharmacopeia shall have the right to publish summaries of results from any human clinical trials conducted by such Party or conducted by the other Party under this Agreement, without requiring the consent of the other Party. The Parties shall discuss and reasonably cooperate in order to facilitate the process to be employed in order to ensure the publication of any such summaries as required on the clinical trial registry of each respective Party, and shall provide the other Party via submission to the Patent Subcommittee established under Section 2.2.6, at least thirty (30) days prior notice to review the clinical trials results to be published for the purposes of preparing any necessary Patent filings.

3.8 GSK GUIDANCE. During the Lead Generation Program and the Lead Optimization Program, GSK, through the JSC, may provide Pharmacopeia with reasonable guidance and consultation in the conduct of such Programs if the Parties so desire. If Pharmacopeia develops a compound as a Pharmacopeia Development Compound, GSK shall provide, through the JSC, in vivo preclinical and toxicology guidance to Pharmacopeia to assist Pharmacopeia in developing its own clinical trials. In addition, GSK shall grant Pharmacopeia access to GSK’s annual clinical updates for all Candidate Selection Compounds which GSK elects to develop as GSK Development Compounds pursuant to the Candidate Selection Option.

3.9 ENABLING STUDIES. GSK shall have the right at all times during the Research Term, at its own expense, to conduct enabling activities (“Enabling Studies”) which the JSC deems necessary or useful for the purpose of pre-clinical and clinical activities relating to the Pharmacopeia Development Compounds. Pharmacopeia shall offer GSK reasonable cooperation in relation to such enabling activities including, subject to availability, the transfer of quantities of compounds, if necessary.

3.10 PHARMACOPEIA DILIGENCE. Pharmacopeia shall, and shall ensure that its Sublicensees, Affiliates and subcontractors, if any, ** in an effort to meet Pharmacopeia’s commitments with respect to such Programs and any development activities as established by the JSC. With respect to any Program, the Parties understand and agree that, so long as Pharmacopeia has satisfied its responsibilities under the applicable Work Plan with respect to such Program, then Pharmacopeia shall be deemed to have been diligent in its performance of such Program, regardless of the final result of such Program. For example, if Pharmacopeia has performed a Screening Program as specified by the JSC, Pharmacopeia shall be deemed to have been diligent in its performance of such Screening Program, whether or not Pharmacopeia succeeded in attaining a Tractable Hit. It is further understood and agreed that, in the event the Parties are unable to agree on the content of a particular Work Plan, such failure to agree shall not be deemed a lack of diligence on the part of either Party under this Agreement.

ARTICLE 4

GSK’S OPTIONS

4.1     (a)  For the avoidance of doubt, the Parties understand and agree that GSK’s Option rights, as described more fully below and subject to the terms of Section 4.2, shall be exclusive Options over the Programs hereunder, and unless and until the earliest of such time (if any) as (i) GSK fails to maintain its Option rights under a given Program, or (ii) GSK declines to exercise all its outstanding Options with respect to any such Program, or (iii) the Program Term ends, Pharmacopeia shall not have the right to offer or negotiate with any Third Party with respect to the grant to such Third Party of any right or license or other encumbrance of any kind in or to any Collaboration Compound or any related Pharmacopeia IP or Joint IP under such Program.

(b)  CANDIDATE SELECTION OPTION. On a Target–by-Target basis, if GSK has timely paid the milestone payment(s) pursuant to Section 6.2.1 due upon achievement of the applicable Lead Declaration Criteria, Pharmacopeia shall notify the JSC when it believes it has successfully developed a compound that meets the Candidate Selection Criteria. If the JSC agrees that such compound is a Candidate Selection Compound, subject to Section 4.2, GSK shall have the exclusive option (“Candidate Selection Option”), exercisable in its sole discretion within sixty (60) days after the written declaration by the JSC that the compound is a Candidate Selection Compound, to select and progress such Candidate Selection Compound (and, at GSK’s sole discretion, any corresponding Back-up Compounds) for all further development and commercialization, subject to the requirements that GSK use commercially reasonable diligence efforts as set forth for GSK in this Agreement, and subject to GSK’s obligation to pay the milestone payments set forth in Sections 6.2.1(b) and 6.2.2.

4.2     DEVELOPMENT BY PHARMACOPEIA. Each time that GSK has progressed ** as a result of its exercise of the Candidate Selection Option, Pharmacopeia shall have **, subject to GSK’s PoC Option below and GSK’s obligation to pay the milestone payments set forth in Sections 6.2.1(b)(2), 6.2.1(c) and 6.2.3; provided that the JSC agrees that Pharmacopeia has the capacity on its own (or through the use of a contract research organization) to complete development activities until the Proof-of-Concept Compound Criteria have been met for such Candidate Selection Compound.

4.3     PoC OPTION. In the event that GSK elects not to exercise its Candidate Selection Option when triggered for a given Pharmacopeia Development Compound, or if Pharmacopeia is progressing a Candidate Selection Compound pursuant to Section 4.2, Pharmacopeia may, at its sole discretion, continue to progress, up to the completion of the PoC Studies, the development of such Pharmacopeia Development Compound or Candidate Selection Compound in order to satisfy the Proof-of-Concept Compound Criteria. If GSK has timely paid all of the milestone payments pursuant to Sections 6.2.1 and 6.2.3, due upon (i) **, (ii) **, (iii) **, and (iv) ** then, once the compound has been demonstrated to satisfy the Proof-of-Concept Compound Criteria **, GSK shall have the exclusive option (“PoC Option”), exercisable in its sole discretion within sixty (60) days after such compound has been demonstrated to so satisfy the Proof-of-Concept Compound Criteria, to progress the development of such Proof-of-Concept Compound (and, at GSK’s sole discretion, any corresponding Back-up Compounds) from Phase III (post-proof of concept) through to completion, ** in this Agreement, and subject to GSK’s obligation to pay the remaining milestone payments set forth in Section 6.2.3. If GSK declines to exercise the PoC Option within such sixty-day period, Pharmacopeia may, at its sole discretion, independently pursue development of such Pharmacopeia Development Compound subject to its obligations of Right of First Negotiation and milestone and royalty payments to GSK under this Agreement.

4.4     GSK RIGHTS AND OBLIGATIONS UPON EXERCISE OF AN OPTION.

4.4.1        License. If GSK exercises any of its Options for a given Pharmacopeia Development Compound, GSK shall have the exclusive, fully sublicensable, worldwide right and license to further research, develop and commercialize such compound (as a GSK Development Compound) together with, at GSK’s sole discretion, any corresponding Back-up Compounds, and shall make payments, as applicable, to Pharmacopeia as provided in this Agreement.

4.4.2        GSK Diligence. Upon GSK’s exercise of the Candidate Selection Option or PoC Option, as applicable, GSK shall use, and shall ensure that its Affiliates, Sublicensees and subcontractors use, ** consistent with the manner in which GSK would develop one of its own products having a similar technical and scientific profile, level of development complexity and potential commercial or strategic value, in developing and commercializing the GSK Development Compound.

4.4.3  Right to Additional Collaboration Compounds. In the event that GSK is unable to successfully develop the particular GSK Development Compound and Back-up Compounds, if any, licensed pursuant to Section 4.4.1 based on GSK’s exercise of an Option, GSK shall so notify Pharmacopeia in writing. Within sixty (60) days after providing such notice to Pharmacopeia, subject to Section 6.2, GSK shall have the right to include, under the already-exercised Option, additional Collaboration Compounds with respect to the same Target, and such additional Collaboration Compounds (i) shall be deemed GSK Development Compounds and included within the license pursuant to Section 4.4.1, **.

4.4.4  ** of **.

(a)  If, at any time during ** then, **. In the event that **, then the provisions of **. However, in the event that **.

(b)  If, as a result of such **, then **. However, if such ** then, **. For the avoidance of doubt, this Section **.

4.4.5  GSK Cessation of Development. After GSK’s selection of a compound as a GSK Development Compound pursuant to any of the Options, GSK may, at its sole discretion and without any penalty or liability of any kind, discontinue its development or commercialization of such GSK Development Compound at any time, for any reason or for no reason at all. In such event, GSK will promptly inform Pharmacopeia in writing of such termination, and all licenses to GSK under the Pharmacopeia IP relating to the applicable GSK Development Compound and any corresponding Product shall revert back to Pharmacopeia. GSK shall grant to Pharmacopeia the license set forth in Section 5.1.1(b). In such case, GSK shall promptly provide Pharmacopeia with any Information, materials and data resulting from the Program that is reasonably necessary or important for Pharmacopeia to continue the development or commercialization of the applicable compound, and GSK shall cooperate with Pharmacopeia to provide a smooth transfer of such Information, materials and data as soon as reasonably practicable.

4.5  PHARMACOPEIA TRANSFER COOPERATION. Upon GSK’s exercise of an Option, Pharmacopeia shall provide GSK with any Information, materials and data that is reasonably necessary or important for GSK to continue the development or commercialization of the applicable compound(s), and Pharmacopeia shall cooperate with GSK to provide a smooth transfer of such Information, materials and data as soon as reasonably practicable after the Option is exercised.

4.6  TERMINATION OF PHARMACOPEIA LICENSE. Upon the exercise by GSK of any of its Options for a given Pharmacopeia Development Compound active against a particular Target, Pharmacopeia’s research license under the GSK Target IP and other relevant GSK IP and GSK Information pursuant to Section 5.1.1(a) shall terminate with respect to the applicable Target and all reagents, assays and other subject matter provided by GSK.

4.7  RIGHT OF FIRST NEGOTIATION. In the event that GSK has made all of the payments required to sustain its Options hereunder with respect to a particular Target/Program (as provided in Sections 4.1 and 4.3, as the case may be), but declines to exercise all such Options, and Pharmacopeia seeks to either (i) **, or (ii) **, ** shall notify ** in writing, and ** shall have an exclusive option for a right of first negotiation (the “Right of First Negotiation”) to enter into an agreement with ** for such development and/or commercialization or outlicense of such Pharmacopeia Development Compound on **. GSK shall provide written notice to Pharmacopeia of GSK’s decisions to exercise or decline the Right of First Negotiation within ** after Pharmacopeia has provided such written notice. If the Parties are unable to agree on such terms within a period of ** after Pharmacopeia has provided the written notice set forth above (or within any extended period that is mutually agreed in writing by the Parties), then **. In such case, or if **. For the avoidance of doubt, the **.

4.8  MILESTONE PAYMENTS. As described in this Article 4, GSK’s Option rights are conditioned on the payment of all applicable milestones. It is understood that each milestone payment set forth in Section 6.2 is payable upon achievement of the applicable milestone event or criteria. It is not intended that any language in this Article 4 be interpreted to the contrary.

ARTICLE 5

GRANT OF RIGHTS

5.1     LICENSE GRANTS.

5.1.1  License Grants to Pharmacopeia.

(a) Subject to the terms and conditions of this Agreement, GSK hereby grants to Pharmacopeia a non-exclusive, royalty-free license, without the right to sublicense (except to a Pharmacopeia Affiliate), under all its rights in the GSK IP and the Information generated by GSK to the extent necessary for Pharmacopeia to carry out its obligations under the Programs during the Research Term.

(b)   Subject to the terms and conditions of this Agreement, in the event that (i) GSK discontinues its development or commercialization of any GSK Development Compound at any time pursuant to Section 4.4.5, or (ii) Pharmacopeia acquires the right pursuant to the provisions of Article 2 to independently progress the final development and commercialization of any Collaboration Compound, or (iii) GSK declines to exercise all of its outstanding Options to a given Program, then all applicable licenses granted to GSK by Pharmacopeia with respect to the Pharmacopeia IP or the Joint IP (as applicable) shall terminate immediately, and GSK hereby grants to Pharmacopeia, and Pharmacopeia shall have, an exclusive, worldwide license, with the right to sublicense, under the relevant GSK IP and GSK’s interest in the Joint IP, to make, have made and use such GSK Development Compound (and any corresponding Back-Up Compounds) as a Pharmacopeia Development Compound, and to make, have made, use, sell, offer to sell and import Products based upon or incorporating such Pharmacopeia Development Compound (or any corresponding Back-Up Compounds), for any and all indications in the Field. For the avoidance of doubt, any license granted under this Section 5.1.1(b) shall apply solely to such GSK Development Compound and any corresponding Back-Up Compounds or Product. In any such event, Pharmacopeia shall be obligated to make the applicable milestone and royalty payments to GSK provided for in this Agreement.

5.1.2  License Grants to GSK.

(a)  Subject to the terms and conditions of this Agreement, Pharmacopeia hereby grants to GSK a non-exclusive, royalty-free license, without the right to sublicense (except to a GSK Affiliate), under all its rights in the Pharmacopeia IP and the Information generated by Pharmacopeia to the extent necessary for GSK to carry out its obligations under the Programs during the Research Term.

(b)   Subject to the terms and conditions of this Agreement, upon exercise of an Option by GSK with respect to a Collaboration Compound active against a particular Target in a particular Program, Pharmacopeia hereby grants to GSK, and GSK shall have, an exclusive, worldwide, license, with the right to sublicense, under the relevant Pharmacopeia IP and Pharmacopeia’s interest in the Joint IP, to make, have made and use such Collaboration Compound (and any corresponding Back-up Compounds) as a GSK Development Compound, and to make, have made, use, sell, offer to sell and import Products based upon or incorporating such GSK Development Compound (or any corresponding Back-up Compounds), for any and all uses and indications in the Field. For the avoidance of doubt, any license granted under this Section 5.1.2(b) shall apply solely to such Collaboration Compound and any corresponding Back-Up Compounds or Product. In any such event, GSK shall be obligated to make the applicable milestone and royalty payments to Pharmacopeia provided for in this Agreement.

(c)   If **, and if **, then **.

5.2  SUBLICENSES. Subject to the terms and conditions of this Agreement, the Parties shall have the right to sublicense the rights granted to them, respectively in Sections 5.1.1(b) and 5.1.2(b) and (c), provided that the sublicensing Party shall provide the other Party with at least the following information with respect to each Sublicensee: (i) the identity of the Sublicensee; (ii) a description of the Collaboration Compound or Product, and the rights granted to the Sublicensee; and (iii) the territory in which the Product will be sold. Each such sublicense shall be consistent with all the terms and conditions of this Agreement, and shall be **. The sublicensing Party shall **. No sublicense **.

5.3  ** ACTIVITIES. It is understood that **, and that **. Notwithstanding the **. Accordingly, ** (i) **, or (ii) **.

ARTICLE 6

EQUITY INVESTMENT; MILESTONES AND ROYALTIES; PAYMENTS

6.1     PAYMENTS AND INVESTMENTS BY GSK.

6.1.1        EQUITY INVESTMENT. GSK may purchase, from Pharmacopeia, Common Stock on the terms set forth in the Warrant.

6.1.2        CASH PAYMENTS TO PHARMACOPEIA. GSK agrees to pay Pharmacopeia the sum of US Fifteen Million Dollars ($15,000,000) cash, payable **, non-refundable except as set forth in Section 12.2.5, at the times and upon the fulfillment of the conditions set forth in the following paragraphs (a) through (c):

(a)  First Tranche of Cash:  Pharmacopeia will submit an invoice to GSK on or about the Effective Date in the amount of US Five Million Dollars ($5,000,000), and GSK will pay such amount to Pharmacopeia within thirty (30) days of receipt of such invoice.

(b)  **:   Within thirty (30) days of receipt by GSK of a report of results which clearly verifies that **.

(c)  **:   Within thirty (30) days of receipt by GSK of a report of results which clearly verifies that **.

6.2  MILESTONE PAYMENTS TO PHARMACOPEIA. Each Party shall be responsible for funding its own research, development and commercialization activities hereunder. In consideration for GSK’s Option rights hereunder, GSK shall pay to Pharmacopeia the following non-refundable milestone payments upon the occurrence of each event set forth below:

6.2.1        (a) **. GSK shall pay to Pharmacopeia, on a Target-by-Target basis, ** upon each of (i) **, and (ii) **.

(b)  **. GSK shall pay to Pharmacopeia, on a Target-by-Target basis, one or the other of the following milestone payments upon each of (i) **, and (ii) **:

(1)   **, or

(2)   **.

(c)  **. In the event that **.

6.2.2        **

GSK shall pay to Pharmacopeia the following further milestone payments **:

Milestone Event	Milestone Payment (U.S. Dollars)

**	$	**

**	$	**

**	$	**

**	$	**

**	$	**

6.2.3        **. GSK shall pay to Pharmacopeia the following further milestone payments **:

Milestone Event	Milestone Payment (U.S. Dollars)

**	$	**

**	$	**

**	$	**

**	$	**

6.2.4  **. GSK shall pay to Pharmacopeia an **. Such payment shall be made **.

6.2.5  No Withholding. All payments to Pharmacopeia pursuant to Sections 6.1 and 6.2 shall be made without withholding for taxes or other charges.

6.3                 ROYALTY PAYMENTS TO PHARMACOPEIA. Subject to Section 6.3.1(c), 6.3.2 and 6.4, GSK shall pay to Pharmacopeia royalties as follows:

6.3.1  Royalty Payments.

(a)  Royalties based on **. Subject to the provisions of Sections 6.3.1(c), 6.3.2, and 6.4, GSK shall pay Pharmacopeia a royalty on the annual Net Sales of each Product by GSK, its Affiliates or Sublicensees in the Territory according to the following schedule:

(i)        **;

(ii)       **;

(iii)      **;

(iv)      **.

(b)  **.  Subject to the provisions of Sections 6.3.1(c), 6.3.2 and 6.4, GSK shall pay Pharmacopeia a royalty on annual Net Sales of each Product by GSK, its Affiliates or Sublicensees in the Territory according to the following schedule:

(i)        **;

(ii)       **;

(iii)      **;

(iv)      **;

(c) **.

(i) **

A.            **; or

B.            **. For purposes of this Section 6.3.1, **. As used herein, the **. It is understood that **.

(ii)  Subject always to Section 6.3.1(c)(i) and to Section 6.4, the **. However, notwithstanding the preceding sentence, it is understood and agreed that the royalties shown in Section 6.3.1(a) and (b) shall ** as set forth below, and shall be fully payable, for any country of sale in which **.

A.            **.

B.            **.

C.            **.

D.            **. Notwithstanding the preceding sentence, in the case where there is, **. Within ** from such **.

As used in this Section 6.3, a claim covering an ** shall mean a **.

6.3.2  Period of Royalty Obligation. Subject always to Section 6.3.1(c)(i) and Section 6.4, for each Product, GSK shall be required to pay royalties under Section 6.3.1, on a country-by-country basis, for a period beginning on the ** until the date that is the **.

6.4  **.

6.4.1 Subject to the final sentence of this Section 6.4.1, **. In no event shall the royalty due Pharmacopeia for any calendar quarter, with respect to any such Product, be **.

6.4.2 If Pharmacopeia and GSK do not agree pursuant to Section 6.4.1 that a Third Party license is necessary for GSK, the Parties shall ** for a **. If the **. If the **.

6.5  MILESTONE AND ROYALTY PAYMENTS TO GSK

6.5.1.       General. In (i) **, Pharmacopeia shall pay to GSK milestones and royalty payments as set forth in this Section 6.5, as applicable below, worldwide:

6.5.2.       Milestones shall be payable by Pharmacopeia to GSK in the event that Pharmacopeia assumes responsibility for development pursuant to any of the scenarios described above in Section 6.5.1(i), (ii) or (iii), and in accordance with the following:

(i) If Pharmacopeia **.

(ii) If Pharmacopeia **.

(iii) If Pharmacopeia **.

(iv) The milestones payable under this Section 6.5.2 **.

6.5.3.       Royalties shall be payable by Pharmacopeia to GSK in the event that Pharmacopeia assumes responsibility for development pursuant to any of the scenarios described above in Section 6.5.1(i), (ii) or (iii), and in accordance with the following:

(i) If Pharmacopeia **.

(ii)  If Pharmacopeia **.

(iii)  If Pharmacopeia **.

(iv)  If Pharmacopeia **.

(v)  The royalties set forth in subparagraphs (i) – (iv) of this Section 6.5.3 shall be **.

(vi)  The royalties set forth in subparagraphs (i) – (iv) of this Section 6.5.3 shall be subject, **.

6.6  PAYMENTS.

6.6.1        Commencement. Beginning with the Calendar Quarter in which the First Commercial Sale for an applicable Product is made and for each Calendar Quarter thereafter, royalty payments owed to a Party pursuant to Section 6.3 or 6.5.3 (in each case, the “PAYEE”) shall be paid within forty-five (45) calendar days following the end of each such Calendar Quarter. Each royalty payment shall be accompanied by a report, summarizing the total Net Sales for the applicable Product during the relevant Calendar Quarter and the calculation of royalties, if any, due thereon. In the event that no royalties are payable in respect of a given Calendar Quarter, the Party making the payments (the “PAYOR”) shall submit a royalty report so indicating.

6.6.2        Mode of Payment. All payments due under this Agreement shall be payable, in full, in U.S. dollars, regardless of the country(ies) in which sales are made or in which payments are originated. For the purposes of computing Net Sales of Products sold in a currency other than U.S. dollars, if GSK is the Payor, such currency shall be converted into U.S. dollars using the average exchange rates as calculated and utilized by GSK’s group reporting system and published accounts for the pertinent quarter or year to date. If Pharmacopeia is the Payor, such currency shall be converted into U.S. dollars as calculated at the actual average rates of exchange for the pertinent quarter or year to date, as used by Pharmacopeia in producing its quarterly and annual accounts, as confirmed by Pharmacopeia’s auditors. Subject to Sections 6.4 and 6.8, such payments shall be without deduction of exchange, collection or other charges.

6.6.3        Records Retention. Commencing with the First Commercial Sale of a Product, the Payor shall keep complete and accurate records pertaining to the sale of such Products, for a period of ** (**) ** after the year in which such sales occurred, and in sufficient detail to permit the Payee to confirm the accuracy of the royalties paid by the Payor hereunder.

6.6.4        Expatriated Payments. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, the Payor shall give the Payee prompt written notice of such restriction, which notice shall satisfy the payment deadlines in this Agreement. The Payor shall pay any amounts due to the Payee through whatever lawful method it chooses, including without limitation making such payments in the local currency of such country, provided such choice is consistent with seeking to make the payment in the most expeditious manner possible.

6.7  AUDITS. During the term of this Agreement and for a period of ** (**) ** thereafter, at the request and expense of the Payee, the Payor shall permit an independent, certified public accountant of nationally recognized standing appointed by the Payee, and reasonably acceptable to the Payor, at reasonable times and upon reasonable notice, but in no case no more than once per calendar year thereafter, to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Net Sales and the correctness of any royalty payment made under this Agreement for any period within the preceding ** (**) years. Results of any such examination shall be made available to both Payor and Payee. The independent, certified public accountant shall disclose to the Payee only the royalty amounts which the independent auditor believes to be due and payable hereunder to the Payee, and shall disclose no other information revealed in such audit. Any and all records examined by such independent accountant shall be deemed the Payor’s Confidential Information which may not be disclosed by said independent, certified public accountant to any Third Party. If, as a result of any inspection of the books and records of the Payor, it is shown that a Payee’s payments under this Agreement were less than the amount which should have been paid, then the Payor shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within sixty (60) days. The Payee shall pay the reasonable costs of the audit.

6.8  TAXES.

6.8.1  Sales or Other Transfers. The recipient of any transfer or license under this Agreement of Pharmacopeia IP, GSK IP, Joint IP, Information, Collaboration Compounds or Products, as the case may be, shall be solely responsible for any sales, use, value added, excise or other non-income taxes applicable to such transfer.

6.8.2  Withholding. In the event that the Payor, or any of its Affiliates or Sublicensees is required to withhold any tax to the tax or revenue authorities in any country regarding any payment to the Payee due to the laws of such country: (A) such amount shall be promptly paid by the Payor or its Affiliate or Sublicensee for and on behalf of the Payee to the appropriate governmental authority; (B) such amount shall be deducted from the payment to be made by the Payor; and (C) the Payor shall promptly notify the Payee of such withholding and, within a reasonable amount of time after making such deduction, furnish the Payee with proof of payment of such tax together with copies of any tax certificate or other documentation evidencing such withholding sufficient to enable the Payee to support a claim, if permissible, for income tax credit in respect of any amount so withheld. Each of Payor and Payee agrees to cooperate with the other in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect. However, any such deduction or withholding shall be an expense of and borne solely by the Payee.

6.9  THIRD PARTY LICENSES NEEDED BY PHARMACOPEIA. Pharmacopeia shall **. Such payments shall ** directly to the relevant Third Party in accordance with the provisions of the applicable Third Party license agreement. Pharmacopeia shall **. Except as may arise under Section 3.2.2, the preceding sentence shall not apply to any licenses or other rights specifically relating to any Target.

6.10  COMPULSORY LICENSES. In the event that a governmental agency in any country in the Territory grants, or compels GSK to grant a license to any Third Party for a Product, other than to an Affiliate or Sublicensee of GSK, GSK shall be permitted to do so.

6.11  PAYMENTS BY AFFILIATES AND SUBLICENSEES. In each instance wherein “GSK” or “Pharmacopeia” is responsible for making a payment pursuant to this Agreement, such responsibility also shall extend to such Party’s Affiliates and Sublicensees, as applicable.

ARTICLE 7

[INTENTIONALLY OMITTED]

ARTICLE 8

INTELLECTUAL PROPERTY AND PATENT RIGHTS

8.1  PATENT PROSECUTION AND RELATED ACTIVITIES.

8.1.1  PHARMACOPEIA PATENTS. Subject to Sections 2.2.6 and 8.1.3, Pharmacopeia shall be responsible for preparing, filing, prosecuting and maintaining, by itself or with Third Parties, the Pharmacopeia Patents and conducting any interferences, re-examinations, reissues and oppositions relating to such Patents.

8.1.2  GSK PATENTS. Subject to Sections 2.2.6 and 8.1.3, GSK shall be responsible, at its sole expense, for preparing, filing, prosecuting and maintaining, by itself or with Third Parties, the GSK Patents and conducting any interferences, re-examinations, reissues and oppositions relating to such Patents.

8.1.3  JOINT PATENTS AND PHARMACOPEIA PATENTS LICENSED TO GSK.

(a)           Prosecution by GSK. Subject to Sections 2.2.6 and 8.1.3(c), upon exercise of an Option with respect to any Collaboration Compound, GSK shall become responsible, at its sole expense, for preparing, filing, prosecuting and maintaining (i) any Joint Patent claiming Collaboration Compounds active against the same Target as such Collaboration Compound, or methods of making or using the same, and (ii) any Pharmacopeia Patent filed after the Effective Date pursuant to this Agreement and claiming the composition of matter of such Collaboration Compounds, or methods of making or using such compounds, and for conducting any interferences, re-examinations, reissues and oppositions relating to such Patents identified in (i) and (ii). It is understood that category (ii) in the preceding sentence is intended to include only those Pharmacopeia Patents directly applicable to such Collaboration Compounds, and does not include any Pharmacopeia Patent that also is applicable to other activities of Pharmacopeia outside the relevant Program, unless the Patent Subcommittee decides that it is practicable to file a corresponding divisional application.

(b)           Prosecution by Pharmacopeia. Except as otherwise provided in Section 8.1.3(a), Pharmacopeia shall be responsible for preparing, filing, prosecuting and maintaining Joint Patents and conducting any interferences, re-examinations, reissues and oppositions relating to such Joint Patents. **  In addition, subject to Section 8.1.3(c), with respect to each Collaboration Compound licensed to Pharmacopeia pursuant to Section 5.1.1(b), Pharmacopeia shall become responsible, at its sole expense and discretion, for preparing, filing, prosecuting and maintaining in such countries as it deems appropriate, (i) any Joint Patent claiming Collaboration Compounds active against the same Target as such Collaboration Compound, or methods of making or using the same, and (ii) any GSK Patent filed after the Effective Date pursuant to this Agreement and claiming the composition of matter of such Collaboration Compounds, or methods of making or using such compounds (unless, pursuant to this Agreement, GSK is developing or commercializing another Collaboration Compound within the scope of the claims of the same GSK Patent, in which case GSK will remain responsible pursuant to Section 8.1.2), and for conducting any interferences, re-examinations, reissues and oppositions relating to such Patents identified in (i) and (ii). It is understood that category (ii) in the preceding sentence is intended to include only those GSK Patents directly applicable to such Collaboration Compounds, and does not include any GSK Patent that also is applicable to other activities of GSK outside the relevant Program, unless the Patent Subcommittee decides that it is practicable to file a corresponding divisional application.

(c)           Cooperation; Request to Responsible Party. Each of GSK and Pharmacopeia shall keep the other fully informed as to the status of patent matters described in this Section 8.1.3 including, without limitation, by providing the Patent Subcommittee the opportunity to fully review and comment on any substantive documents within the (i) GSK Patents filed after the Effective Date pursuant to this Agreement and claiming a Collaboration Compound, or methods of making or using such a compound, (ii) Joint Patents or (iii) Pharmacopeia Patents filed after the Effective Date pursuant to this Agreement and claiming a Collaboration Compound, or methods of making or using such a compound, being prosecuted pursuant to Sections 8.1.1, 8.1.2 and 8.1.3 as the case may be, which will be filed in any patent office as far in advance of filing dates as feasible, and providing to the other copies of any substantive documents that such Party receives from such patent offices promptly after receipt, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions. GSK and Pharmacopeia shall each reasonably cooperate with and assist the other at its own expense in connection with such activities, at the other Party’s request. Either Party may request the other Party to file a patent application claiming any invention within the Joint IP for which the other Party has responsibility as set forth in Section 8.1.3(a) and (b). For clarity, it is understood and agreed by the Parties that each Party shall have the right to provide timely review, comment and input to the other Party on the content of all such substantive correspondence to be filed in any patent office or with any Third Party with respect to any Pharmacopeia Patent, GSK Patent or Joint Patent, and that the other Party shall reasonably take into account such comments and input in preparing any such filings or correspondence.

8.1.4  Ownership. Ownership of Patents shall be determined based upon US Patent Laws.

8.1.5  Election Not to Prosecute. Upon ninety (90) days written notice to the other Party, the responsible Party may elect to discontinue the prosecution of any patent applications filed pursuant to Sections 8.1.3(a) or (b) and/or not to file or conduct any further activities with respect to the Patents described in such Sections. In the event the responsible Party declines to file or, having filed, fails to further prosecute or maintain any Patents filed pursuant to this Agreement, or to conduct any interferences, re-examinations, reissues, oppositions with respect thereto, the other Party shall have the right to prepare, file, prosecute and maintain such Patents in such countries as it deem appropriate, and conduct any interferences, re-examinations, reissues or oppositions at its sole expense. The other Party agrees to cooperate in any manner reasonably requested in connection with any such actions by such Party, at the expense of the requesting Party.

8.2  PERMITTED DISCLOSURES. Following a written notice from the other Party hereto, the Parties shall in good faith grant each other permission, not to be unreasonably withheld, to disclose in the specification of a patent application filed by the other Party pursuant to this Agreement, any Pharmacopeia IP, GSK IP, or Joint IP necessary to support and enable claims in such patent applications.

8.3      THIRD PARTY INFRINGEMENT.

8.3.1  Licensed Patents.

(a)  A Party shall have the first right, but not the obligation, to initiate legal action to enforce all Patents licensed to such Party pursuant to Section 5.1.1(b) or 5.1.2(b), as the case may be, against infringement or misappropriation by Third Parties or defend any declaratory judgment action relating thereto at its sole expense.

(b)  Notwithstanding Section 8.3.1(a), for infringement under 35 USC 271 (e)(2) where GSK has exercised its Option under Article 4 of this Agreement and where GSK is the holder of the applicable NDA, GSK has the sole right to initiate legal action to enforce all Patents licensed to it pursuant to Section 5.1.2(b), against infringement or misappropriation by Third Parties or defend any declaratory judgment action relating thereto at its sole expense. For infringement under 35 USC 271 (e)(2) where Pharmacopeia has assumed responsibility for development pursuant to any of the scenarios described above in Section 6.5.1(i), (ii) or (iii), and where Pharmacopeia is the holder of the applicable NDA, Pharmacopeia has the sole right to initiate legal action to enforce all Patents licensed to it pursuant to Section 5.1.1(b), against infringement or misappropriation by Third Parties or defend any declaratory judgment action relating thereto at its sole expense.

8.3.2  Failure to Enforce. Except as stated under Section 8.3.1(b), if, within thirty (30) days following receipt of written notice of an infringement or misappropriation of a Patent which a Party has the right to enforce pursuant to Section 8.3.1 above (or written notice of a declaratory judgment action alleging invalidity or unenforceability of such Patent), such Party fails to take action to halt such alleged infringement or misappropriation or defend such a declaratory judgment action, then the other Party may, at its expense, take such legal action as it deems appropriate, in its own name, to halt such an alleged infringement or misappropriation or defend such a declaratory judgment action. If GSK fails to enforce such a Patent within such thirty (30) day period in any country pursuant to this Section 8.3.2, then Section 6.3.1(c)(i)(B) shall not apply in such country.

8.3.3  No Settlement Without Consent. Neither Party shall enter into any settlement of any claim, suit or proceeding under Section 8.3.1 that admits or concedes that any aspect of the Pharmacopeia IP, GSK IP or Joint IP licensed from the other Party is invalid or unenforceable without the prior written consent of such other Party.

8.3.4  Cooperation. Each Party shall keep the other reasonably informed of the progress of any claim, suit or proceeding subject to this Section 8.3 and cooperate reasonably in connection with such activities at the request and expense of the Party involved in such claim, suit or proceeding.

8.3.5  Division of Recoveries. Any recovery received in connection with a suit brought by a Party pursuant to Section 8.3.1 shall be distributed in the following order: (1) to reimburse such Party for expenses (including attorneys, professional and expert fees) incurred in such suit; (2) to the extent that any recovery remains after such reimbursement for expenses, to pay the other Party the full royalty that would have been due pursuant to Section 6.3 or 6.5.3 on any Net Sales that were lost as the result of such patent infringement; and (3) to the extent that any recovery remains after the distributions pursuant to (1) and (2), the remainder may be kept by the Party involved in such suit.

8.4   INFRINGEMENT CLAIMS BY THIRD PARTIES. If the manufacture, sale or use of any Product pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against a first Party (or its Sublicensees), such first Party shall promptly notify the other Party in writing setting forth the facts of such claim in reasonable detail. The first Party shall have the exclusive right to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice; provided, however, it shall not enter into any agreement or settlement which admits or concedes that any aspect of the Joint IP, the Pharmacopeia IP or the GSK IP is invalid, unenforceable or not infringed, without the prior written consent of the other Party. The first Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit or proceeding, and the other

Party shall have the right (but not the obligation) to be separately represented, at its expense, by counsel of its own choice and to advise the first Party on the defense of such claim, suit or proceeding.

8.5   Regulatory Data Protection

8.5.1        To the extent required by law or permitted by law, each Party will use commercially reasonable efforts to promptly, accurately and completely list, with the applicable regulatory authorities during the term of this Agreement, all applicable Patents for any Product that such Party intends to, or has begun to commercialize, and that have become the subject of a marketing application submitted to FDA, such listings to include all so called “Orange Book” listings required under the Hatch-Waxman Act and all so called “Patent Register” listings as required in Canada.

8.5.2        Prior to such listings, the Parties will meet to evaluate and identify all applicable Patents. Notwithstanding the preceding sentence, the Party responsible for marketing the applicable Product will retain final decision making authority as to the listing of all applicable Patents for such Product, regardless of which Party owns such Patent.

ARTICLE 9

CONFIDENTIALITY

9.1      CONFIDENTIALITY; EXCEPTIONS. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “RECEIVING PARTY”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information or other confidential and proprietary information and materials patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “DISCLOSING PARTY”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations under this Agreement including, but not limited to trade secrets, Know-How, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial, and research and development activities of any product of the Disclosing Party and the pricing thereof (collectively, “CONFIDENTIAL INFORMATION”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

9.1.1  was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

9.1.2  was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

9.1.3  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

9.1.4  was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others. Notwithstanding any disclosure of Confidential Information of the Disclosing Party to the Receiving Party, no ownership of such Confidential Information shall be transferred as a result of such disclosure.

9.2      AUTHORIZED DISCLOSURE. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement through an Affiliate or any Third Party (including the rights to commercialize Products and to grant licenses and sublicenses hereunder); or (ii) to the extent such disclosure is reasonably necessary for complying with section 3.7.2 or for filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining regulatory approval, conducting preclinical activities or clinical trials, marketing Products, or otherwise required by law; provided, however, that if a Receiving Party is required by law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; or (iii) in communication with investors, consultants, advisors or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to in writing by the Parties.

9.3      GSK INTERNAL CONTROL OF INFORMATION. GSK shall limit the internal disclosure of all structural, chemical synthesis or structure-activity relationship Information received from Pharmacopeia hereunder prior to the exercise by GSK of any Option, on a “need-to-know” basis **. In addition, **. The ** under this Agreement. Pharmacopeia **.

9.4      REMEDIES. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to seek an injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 9.

9.5      PUBLICATIONS. Each Party shall submit to the other Party any proposed publication or presentation containing any Information generated by either Party (or by both Parties) hereunder during the Research Term or any Confidential Information of the other Party at least thirty (30) days in advance to allow that Party to review and approve such planned public disclosure or press release or any other public update, including without limitation, any update on the progress of any research and development activities pursuant to a Program hereunder to academia, to industry, or to the investment community. The reviewing Party will promptly review such proposed publication and respond in any event within thirty (30) days after receipt and make any objections that it may have to the publication of any such Information, or of any Confidential Information of the reviewing Party contained therein. Should the reviewing Party make an objection to the publication of any such Information or Confidential Information, then the Parties shall discuss the advantages and disadvantages of publishing such Information and/or Confidential Information. Notwithstanding the preceding sentences, either Party may submit for the other Party’s approval a summary of Program data or Information to be used in confidential and/or non-confidential corporate presentations and, once the other Party’s written approval has been received, the same summary of the Program data may be used again in subsequent presentations without further approval by the other Party. If the Parties are unable to agree on whether particular subject matter may be published or presented, then subject to Section 14.1, the JSC shall attempt to resolve the matter, but if it is unable to do so, such matter shall be resolved in accordance with the dispute resolution provisions of Section 14.2. Notwithstanding the foregoing, upon the reviewing Party’s request, the other Party shall not submit any such publication or presentation until the reviewing Party is given a reasonable period of time (no less than thirty (30) days) to secure patent protection for any material in such publication or presentation that it believes to be patentable.

ARTICLE 10

REPRESENTATIONS; WARRANTIES AND COVENANTS

10.1    REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES. Each Party represents and warrants to the other Party, as of the Effective Date, that:

10.1.1  such Party is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

10.1.2  such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

10.1.3  this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar Federal or state laws affecting the rights of creditors and (ii) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

10.1.4  the execution and delivery of this Agreement by such Party do not, and the performance of this Agreement by such Party, including without limitation the grant of rights to the other Party pursuant to this Agreement, will not: (A) conflict with, or result in any violation of or default under, any agreement, instrument or understanding, oral or written, to which it or any Affiliate is a party or by which it or any Affiliate is bound; (B) conflict with any rights granted by such Party to any other Third Party or breach any obligation that such

Party has to any Third Party; or (C) violate any provision of law, statute, rule or regulation, or any ruling, right, injunction, order, judgment or decree of any court, administrative agency or other governmental body having jurisdiction over such Party; and

10.1.5  no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect is necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required under the Stock Purchase Agreement.

10.2    REPRESENTATIONS AND WARRANTIES OF PHARMACOPEIA. Pharmacopeia represents and warrants to GSK, as of the Effective Date, that:

10.2.1  to the best of its knowledge and belief, Pharmacopeia Controls all rights to the Pharmacopeia IP;

10.2.2  to the best of its knowledge and belief: (A) Pharmacopeia is not aware of any notice from any Third Party asserting any ownership rights to any Know-How Controlled by Pharmacopeia; and (B) Pharmacopeia is not aware of any pending or threatened action, suit, proceeding or claim by a Third Party asserting that Pharmacopeia is infringing or has misappropriated or otherwise is violating any patent, trade secret or other proprietary right of any Third Party as would reasonably be expected to result in a material adverse effect upon the ability of Pharmacopeia to fulfill any of its obligations under this Agreement;

10.2.3  to the best of its knowledge and belief, Pharmacopeia has not granted any right or license or other encumbrance of any kind to any Third Party relating to the Pharmacopeia IP that conflicts with any of the rights or licenses granted to GSK hereunder;

10.2.4  Pharmacopeia has all right, power and authority to conduct the activities to be conducted by Pharmacopeia under this Agreement and to fulfill its obligations under this Agreement; and

10.2.5  other than as described in the reports Pharmacopeia has filed with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, there are no claims, actions, or proceedings pending or, to Pharmacopeia’s knowledge, threatened; nor are there any formal inquiries or notices that may lead to the institution of any such legal proceedings, against Pharmacopeia or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent Pharmacopeia’s ability to conduct any Programs or to grant the licenses or rights to be granted to GSK upon the exercise of GSK’s Options.

10.3    COVENANTS OF PHARMACOPEIA. Pharmacopeia covenants and agrees, from and after the Effective Date and during the Term, that:

10.3.1  Pharmacopeia shall provide access to Confidential Information of GSK only to Pharmacopeia’s employees, consultants and independent contractors who, in each case, need such access (including, without limitation, access on any database that is owned or controlled by Pharmacopeia or its Affiliates to Know-How Controlled by GSK), to perform services or activities in any Program and who, prior to such access, have executed appropriate confidentiality and invention assignment agreements to protect the Confidential Information of GSK and to retain or obtain ownership of all Pharmacopeia IP;

10.3.2  Pharmacopeia shall not enter into any agreement with any Third Party that Pharmacopeia reasonably believes would materially adversely affect (i) Pharmacopeia’s ability to successfully conduct Programs hereunder or (ii) any Pharmacopeia IP or Joint IP existing at the time of entering into such an agreement or (iii) any GSK IP about which Pharmacopeia has actual knowledge at the time of entering into such an agreement or (iv) any intellectual property relating to any Collaboration Compound that is subject to Section 3.4;

10.3.3  all employees, agents, consultants or subcontractors (with respect to subcontractors, subject to Section 3.6) providing services to Pharmacopeia or its Affiliates pursuant to this Agreement  shall be under the obligation to assign all right, title and interest in and to their inventions, if any, to Pharmacopeia as the sole owner thereof;

10.3.4  Pharmacopeia shall not employ (or, to the best of its knowledge without further duty of inquiry, shall not use any contractor or consultant that employs) any individual or entity debarred by the FDA (or subject to a similar sanction of EMEA), or, to the best of its knowledge without further duty of inquiry, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA), in the conduct of the preclinical or clinical studies of Collaboration Compounds and its activities under any Program; and

10.3.5  Pharmacopeia shall perform its activities pursuant to this Agreement in compliance with good laboratory and clinical practices and cGMP, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted, and with respect to the care, handling and use in research and development activities hereunder of any non-human animals by or on behalf of Pharmacopeia, shall at all times comply with all applicable federal, state and local laws, regulations and ordinances, and also with the most current best practices in the industry for the proper care, handling and use of animals in pharmaceutical research and development activities, subject to GSK’s reasonable right of inspection.

10.3.6  Pharmacopeia shall notify GSK in writing promptly in the event that it has actual knowledge of the material breach of any covenant of Pharmacopeia under Section 10.3 or the material breach of any representation or warranty provided by Pharmacopeia under Section 10.2.

10.4    REPRESENTATIONS AND WARRANTIES OF GSK. GSK represents and warrants to Pharmacopeia, as of the Effective Date, that :

10.4.1  to the best of its knowledge and belief, GSK Controls all rights to the GSK IP;

10.4.2  to the best of its knowledge and belief: (A) GSK is not aware of any notice from any Third Party asserting any ownership rights to any Know-How Controlled by GSK; and (B)

GSK is not aware of any pending or threatened action, suit, proceeding or claim by a Third Party asserting that GSK is infringing or has misappropriated or otherwise is violating any patent, trade secret or other proprietary right of any Third Party as would reasonably be expected to result in a material adverse effect upon the ability of GSK to fulfill any of its obligations under this Agreement;

10.4.3  to the best of its knowledge and belief, GSK has not granted any right or license or other encumbrance of any kind to any Third Party relating to the GSK IP that conflicts with any of the rights granted to Pharmacopeia hereunder;

10.4.4 GSK has all right, power and authority to conduct the activities to be conducted by GSK under this Agreement and to fulfill its obligations under this Agreement; and

10.4.5 there are no claims, actions, or proceedings pending or, to GSK’s knowledge, threatened; nor are there any formal inquiries or notices that may lead to the institution of such legal proceedings, against GSK or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent GSK’s ability to collaborate with Pharmacopeia or to grant the licenses to Pharmacopeia contemplated hereunder.

10.5    COVENANTS OF GSK. GSK covenants and agrees, from and after the Effective Date and during the Term, that:

10.5.1  GSK shall provide access to Confidential Information of Pharmacopeia only to GSK’s employees, consultants and independent contractors who, in each case, need such access (including, without limitation, access on any database that is owned or controlled by GSK or its Affiliates to Know-How Controlled by Pharmacopeia) to perform services or development activities under this Agreement, and who, **;

10.5.2  GSK shall not enter into any agreement with any Third Party that GSK reasonably believes would materially adversely affect (i) GSK’s ability to fulfill its obligations hereunder or (ii) any GSK IP or Joint IP existing at the time of entering into such an agreement or (iii) any Pharmacopeia IP about which GSK has actual knowledge at the time of entering into such an agreement or (iv) any intellectual property relating to any Collaboration Compound that is subject to Section 3.4;

10.5.3  all employees, agents, consultants or subcontractors providing services to GSK or its Affiliates pursuant to this Agreement shall be under the obligation to assign all right, title and interest in and to their inventions, if any, to GSK as the sole owner thereof;

10.5.4  it shall not employ (or, to the best of its knowledge without further duty of inquiry, shall not use any contractor or consultant that employs) any individual or entity debarred by the FDA (or subject to a similar sanction of EMEA), or, to the best of its knowledge without further duty of inquiry, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA), in the conduct of the preclinical or clinical studies of Collaboration Compounds and its development activities; and

10.5.5  GSK shall perform its development activities in compliance with good laboratory and clinical practices and cGMP, in each case as applicable under the laws and regulations of the country and of the state and local government wherein such activities are conducted, and with respect to the care, handling and use in research and development activities hereunder of any non-human animals by or on behalf of GSK, shall at all times comply with all applicable federal, state and local laws, regulations and ordinances, and also with the most current best practices in the industry for the proper care, handling and use of animals in pharmaceutical research and development activities, subject to Pharmacopeia’s reasonable right of inspection.

10.5.6  GSK shall notify Pharmacopeia in writing promptly in the event that it has actual knowledge of the material breach of any covenant of GSK under Section 10.5 or the material breach of any representation or warranty provided by GSK under Section 10.4.

10.6    DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE DOES NOT INFRINGE ANY PATENT RIGHTS OF THIRD PARTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 11

INDEMNIFICATION; INSURANCE

11.1    INDEMNIFICATION BY GSK. GSK shall indemnify, defend and hold harmless Pharmacopeia, and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, claims, costs and expenses including, but not limited to, the reasonable fees of attorneys and other professionals (collectively “LOSSES”), arising out of or resulting from any and all Third Party suits, claims actions, proceedings or demands based upon:

11.1.1  the negligent or reckless acts or omissions or the willful misconduct of GSK or its Affiliates and its or their respective directors, officers, employees and agents, in connection with GSK’s performance of its obligations or exercise of its rights under this Agreement;

11.1.2  any breach of any representation, warranty or covenant made by GSK under Article 10; or

11.1.3  the research, development, manufacture, use, handling, storage, commercialization, sale or other disposition of any Collaboration Compounds or Products or other chemical agents by GSK, its Affiliates, agents or Sublicensees, for which GSK, its Affiliates, agents or Sublicensees have responsibility for specific activities pursuant to this Agreement, and which is not attributable merely to GSK’s participation in the JSC;

except, in each case above, to the extent any such claim arose out of or resulted from or is attributable to the ** negligent or reckless acts or omissions or the willful misconduct of Pharmacopeia or its

Affiliates, and their respective directors, officers, employees and agents (including their Sublicensees and subcontractors).

11.2    INDEMNIFICATION BY PHARMACOPEIA. Pharmacopeia shall indemnify, defend and hold harmless GSK and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands based upon:

11.2.1  the negligent or reckless acts or omissions or the willful misconduct of Pharmacopeia or its Affiliates and its or their respective directors, officers, employees and agents, in connection with Pharmacopeia’s performance of its obligations or exercise of its rights under this Agreement;

11.2.2  any breach of any representation, warranty or covenant made by Pharmacopeia under Article 10; or

11.2.3  the research, development, manufacture, use, handling, storage, commercialization, sale or other disposition of any Collaboration Compounds or Products or other chemical agents by Pharmacopeia, its Affiliates, agents or Sublicensees, for which Pharmacopeia, its Affiliates, agents or Sublicensees have responsibility for specific activities pursuant to this Agreement, and which is not  attributable merely to Pharmacopeia’s participation in the JSC.

except, in each case above, to the extent any such claim arose out of or resulted from or is attributable to the ** negligent or reckless acts or omissions or the willful misconduct of GSK or its Affiliates, and their respective directors, officers, employees and agents (including their Sublicensees and subcontractors).

11.3    PROCEDURE. In the event that any person (an “INDEMNITEE”) entitled to indemnification under Section 11.1 or Section 11.2 is seeking such indemnification, such Indemnitee shall: (i) inform, in writing, the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim; (ii) permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party; provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or other Party); (iii) cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim; and (iv) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the claim(s). Notwithstanding the foregoing, the Indemnitee may retain separate co-counsel reasonably acceptable to the indemnifying Party at its sole cost and expense and participate in the defense of the applicable claim for which the indemnifying Party has assumed control.

11.4    INSURANCE.

11.4.1  Pharmacopeia’s Insurance Obligations. Pharmacopeia shall maintain, at its cost, with effect from prior to the date of first administration of any Collaboration Compound or Product for testing in humans hereunder and during the Term thereafter, adequate insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its clinical trials and its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices in the pharmaceutical industry for the activities to be conducted by it under this Agreement. At a minimum, Pharmacopeia shall maintain, in force from prior to the date of first testing in humans and thereafter during the Term, at its cost, a ** policy providing coverage of at least ** Dollars ($**) **, provided that such coverage is increased to at least (i) ** Dollars ($**) ** and (ii) ** Dollars ($**) before **. Pharmacopeia shall furnish to GSK evidence of such insurance, upon request.

11.4.2  GSK’s Insurance Obligations. GSK hereby represents and warrants to Pharmacopeia that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for large pharma in the pharmaceutical industry for the activities to be conducted by it under this Agreement. GSK shall furnish to Pharmacopeia evidence of such self-insurance, upon request.

ARTICLE 12

TERM AND TERMINATION

12.1    TERM; EXPIRATION. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 12, shall expire as follows:

12.1.1  on a Product-by-Product, and country-by-country, basis until the expiration of all payment obligations under this Agreement with respect to such Product in such country; and

12.1.2  in its entirety upon the expiration of all payment obligations under this Agreement with respect to the last Product in all countries in the Territory pursuant to Section 12.1.1. The period from the Effective Date to the expiration of the entire Agreement pursuant to this Section 12.1.2 shall be the “TERM.”

12.2    TERMINATION. Notwithstanding anything in this Agreement or elsewhere to the contrary, this Agreement may be terminated in its entirety or in part as follows:

12.2.1  **. Either Party (the “NON-BREACHING PARTY”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety in the event the other Party (the “BREACHING PARTY”) shall have **, after written notice thereof was provided to the Breaching Party by the Non-Breaching Party. Any such termination shall become effective at the end of such ** period (or, in the case of a failure to make a payment, at the end of such ** period), unless the **, as the case may be. The right of either Party to terminate this Agreement as provided in this Section 12.2.1 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default. A “MATERIAL BREACH” shall mean a default in the performance of or failure to be in compliance with any material term of this Agreement, including any payment obligation. Notwithstanding anything in this Section 12.2.1 to the contrary, a Party that is in Material Breach under this Agreement shall not have the right to terminate this Agreement pursuant to this Section 12.2.1.

12.2.2      [intentionally omitted]

12.2.3      Mutual Consent. This Agreement may be terminated by the mutual written consent of the Parties.

12.2.4      **.

(a) **

(b) **

(c) **

12.2.5      Discretionary. ** shall have the **, as set forth in the **. Notwithstanding the ** pursuant to this Section, **. It is understood that **.

12.2.6      Program-by-Program. So long as none of Sections 12.2.1, 12.2.4 or 12.3 is applicable, ** other than that which is **.

12.3    TERMINATION FOR INSOLVENCY.

12.3.1  Insolvency. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party proposes a written agreement of composition or extension of substantially all of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

12.3.2  Bankruptcy Code Section 365(n). All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “BANKRUPTCY CODE”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

12.4    EFFECT OF TERMINATION.

12.4.1      Upon Expiration of the Term.

(a) Following the expiration of the Term with respect to a Product sold by GSK in a country pursuant to Section 12.1.1, subject to the terms and conditions of this Agreement, GSK shall have an exclusive, fully-paid and royalty free, right and license, with the right to grant sublicenses, under the Pharmacopeia IP and under

Pharmacopeia’s rights in the Joint IP licensed hereunder, solely to continue to make, have made, use, sell, offer for sale and import the applicable Product in such country, for so long as it continues to do so. Following the expiration of the Term with respect to any Product sold by Pharmacopeia in a country pursuant to Section 12.1.1, subject to the terms and conditions of this Agreement, Pharmacopeia shall have an exclusive, fully-paid and royalty free, right and license, with the right to grant sublicenses, under the GSK IP and under GSK’s rights in the Joint IP licensed hereunder solely to continue to make, have made, use, sell, offer for sale and import the applicable Product in such country, for so long as it continues to do so.

(b) Following expiration of the Term in its entirety pursuant to Section 12.1.2, subject to the terms and conditions of this Agreement, GSK shall have an exclusive, fully-paid and royalty-free, right and license, with the right to grant sublicenses, under the Pharmacopeia IP and under Pharmacopeia’s rights in the Joint IP licensed hereunder solely to continue to make, have made, use, sell, offer for sale and import Products in the Territory, for so long as it continues to do so. Following the expiration of the Term in its entirety pursuant to Section 12.1.2, subject to the terms and conditions of this Agreement, Pharmacopeia shall have an exclusive, fully-paid and royalty-free, right and license, with the right to grant sublicenses, under the GSK IP and under GSK’s rights in the Joint IP licensed hereunder solely to continue to make, have made, use, sell, offer for sale and import Products in the Territory, for so long as it continues to do so.

12.4.2      Upon Termination **.

(a) In the case of a termination by GSK pursuant to Section 12.2.4(a), Pharmacopeia shall have no further rights to (A) GSK IP and the Information generated or provided by GSK associated with such terminated Program, or (B) the related assay and reagents provided by GSK. Pharmacopeia also shall return to GSK all Know-How Controlled by GSK and related to any applicable GSK Target. Further, upon any such termination under Section 12.2.4(a), Pharmacopeia shall promptly provide to GSK all Information and data resulting from the specific Program being terminated that is reasonably necessary or important for GSK to continue the Program. GSK shall automatically have a fully-paid and royalty-free, worldwide, sublicensable, exclusive license to use all such information, data and relevant Pharmacopeia IP and Joint IP as necessary to make, have made, use, sell, offer to sell and import products which incorporate any Collaboration Compound arising from such terminated Program.

(b) In the case of a termination by GSK pursuant to Section 12.2.4(b), Pharmacopeia shall have no further rights to (A) GSK IP and the Information generated or provided by GSK associated with all such terminated Programs, or (B) the related assay and reagents provided by GSK. Pharmacopeia also shall return to GSK all Know-How Controlled by GSK and related to any applicable GSK Target for each of the terminated Programs. It is understood that any such termination will not apply to any Programs which, prior to such termination, have been optioned by GSK under the GSK Options, which shall continue always subject to the milestone, royalty and diligence obligations of GSK to Pharmacopeia. Further, upon any such termination under Section 12.2.4(b), Pharmacopeia shall promptly provide to GSK all information and data resulting from the Programs being terminated that is reasonably necessary or important for GSK to continue the Programs. GSK shall automatically have a fully-paid and royalty-free, worldwide, sublicensable, exclusive license to use all such information, data and relevant Pharmacopeia IP and Joint IP as reasonably necessary or important to make, have made, use, sell, offer to sell and import products which incorporate any Collaboration Compound arising from such terminated Programs.

(c) In the case of a termination by Pharmacopeia pursuant to Section 12.2.4(c), all licenses to GSK under the Pharmacopeia IP or Joint IP relating to such GSK Development Compound and/or Program shall terminate. Upon such termination, GSK shall immediately provide to Pharmacopeia all information and data resulting from the specific development activities being terminated that is reasonably necessary or important for Pharmacopeia to continue such development activities. Pharmacopeia shall automatically have a worldwide, sublicensable, exclusive license, subject to Pharmacopeia’s milestone and royalty obligations to GSK as set forth in this Agreement, to use all such information, data and relevant GSK IP and Joint IP as reasonably necessary or important to make, have made, use, sell, offer to sell and import products which incorporate any GSK Development Compounds or other Collaboration Compounds arising from the terminated development activities.

12.4.3      Discretionary Termination.

(a)  In the event of a termination of this Agreement by **. ** of this Agreement **. In the event of a termination of this Agreement by ** of this Agreement **.

(b)  In the event of a termination of this Agreement by **. For the avoidance of doubt, **.

(c)           In the event of a termination of this Agreement by **.

(i)     In the event that a **.

(ii)     In the event that a **.  If **.

(iii)     In the event that **.  If **. For the avoidance of doubt, **.

12.4.4      Termination by GSK Due to Pharmacopeia’s Breach or Insolvency.

In the event of termination by GSK pursuant to Section 12.2.1 or 12.3, all rights and licenses granted to Pharmacopeia hereunder shall terminate, and any licenses granted by Pharmacopeia to GSK hereunder shall remain in effect, subject to the terms and conditions of this Agreement applicable thereto, including the applicable provisions for payment of milestones and royalties to Pharmacopeia, in addition to the provisions that survive under Section 12.5(b).

12.4.5      Termination by Pharmacopeia Due to GSK’s Breach or Insolvency.

In the event of termination by Pharmacopeia pursuant to Section 12.2.1 or 12.3, all rights and licenses granted to GSK hereunder shall terminate, and any licenses granted by GSK to Pharmacopeia hereunder shall remain in effect, subject to the terms and conditions of this Agreement applicable thereto, including the applicable provisions for payment of milestones and royalties to GSK, in addition to the provisions that survive under Section 12.5(b).

12.5    ACCRUED RIGHTS; SURVIVING OBLIGATIONS.

(a)  Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including, without limitation, the payment obligations under Article 6 hereof and any and all damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated under this Section 12.5 to survive termination or expiration of this Agreement.

(b)  Survival.  The provisions of Articles 6, 8, 9, 10, 11 and 14, and Sections 12.4 and 12.5 shall survive the expiration or termination of this Agreement for any reason, in accordance with their respective terms and conditions, and for the respective duration stated therein, and where no duration is stated, shall survive indefinitely.

ARTICLE 13

[INTENTIONALLY OMITTED]

ARTICLE 14

MISCELLANEOUS

14.1    PUBLICITY. Neither Party shall originate any written publicity, news release or other announcement or statement relating to the announcement or terms of this Agreement (collectively, a “WRITTEN DISCLOSURE”), without the prompt prior review and written approval of the other Party, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may make any public Written Disclosure it believes in good faith based upon the advice of counsel is required by applicable law, rule or regulation or any listing or trading agreement concerning its or its Affiliates’ publicly traded securities; provided, however, that such Written Disclosure shall minimize to the extent possible the financial information disclosed, and that prior to making such Written Disclosure, the disclosing Party shall provide to the other Party a copy of the materials proposed to be disclosed and provide the receiving Party with an opportunity to promptly review the Written Disclosure and provide comments within two (2) business days of the proposed drafts of the Written Disclosure. Notwithstanding the foregoing, the Parties shall agree upon a press release to announce the execution of this Agreement, together with a corresponding question & answer outline for use in responding to inquiries about the Agreement; thereafter, GSK and

Pharmacopeia may each disclose to Third Parties the information contained in such press release and question & answer outline without the need for further approval by the other.

14.2  DISPUTE RESOLUTION.   The Parties will try to settle their differences amicably between themselves.  In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the performance or alleged non-performance of a Party of its obligations under this Agreement (a “Dispute”), a Party may notify the other Party in writing of such Dispute.  If the Parties are unable to resolve the Dispute within 30 days of receipt of the written notice by the other Party, such dispute will be referred to the Chief Executive Officer of Pharmacopeia, or such other person holding a similar position designated by Pharmacopeia from time to time, and the Senior Vice President for External Drug Discovery of GSK, or such other person holding a similar position designated by GSK from time to time, who will use their good faith efforts to resolve the Dispute within 15 days after it was referred to them.

Any Dispute that is not resolved as provided in this Section, whether before or after termination of this Agreement, will be resolved by final and binding arbitration.  Such Disputes will be finally settled under the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) or such other arbitration rules as the Parties may agree upon.  Arbitration proceedings will be held in Princeton, New Jersey or in a place which is mutually agreeable to the parties.  The arbitration will be conducted by one arbitrator knowledgeable in the subject matter that is at issue in the Dispute and who is selected by mutual agreement of the Parties or, failing such agreement, will be selected according to the Rules.

The decision by the arbitrator will be binding and conclusive upon the Parties, their successors and assigns, and the Parties will comply with such decision in good faith. Each Party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry of judgment with respect to the decision of the arbitrator hereunder. Notwithstanding the foregoing, judgment upon the award may be entered in any court in the country where the arbitration takes place, or any court having jurisdiction over the Parties. The Parties agree that any damages awarded pursuant to any dispute submitted to arbitration hereunder will be limited to compensatory damages and that the arbitrator will in no event have authority to award any special, incidental, consequential or punitive damages. The arbitrator may award reasonable attorneys’ fees. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which statute of limitations will apply to any claim or dispute will also be determined by binding arbitration pursuant to this Section.

14.3  GOVERNING LAW. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, U.S.A., without reference to conflicts of laws principles.

14.4  ASSIGNMENT. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto. Notwithstanding the foregoing, either Party may assign this Agreement, without the consent of the other Party, to an Affiliate or to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms and conditions of this Agreement.

14.5  BINDING AGREEMENT. This Agreement, and the terms and conditions hereof, shall be binding upon and shall inure to the benefit of the Parties and their respective successors, heirs, administrators and permitted assigns.

14.6  REGULATORY REVIEW.

14.6.1  Tolling of Payment Obligations. If the exercise by GSK of any Option under Article 4 requires the making of filings under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR ACT”), or under any similar premerger notification provision in the European Union or any other jurisdiction, then all rights and obligations related to the exercise of such Option shall be tolled until the applicable waiting period has expired or been terminated or until approval or clearance from the reviewing authority has been received, and each Party agrees to diligently make any such filings and respond to any request for information to expedite review of such transaction.

14.6.2  Resolution of Regulatory Authority Opposition. If the antitrust enforcement authorities in the U.S. make a second request under the HSR Act, or any antitrust enforcement authority in another jurisdiction commences an investigation into the exercise by GSK of an Option, then the Parties shall, in good faith, cooperate with each other and take reasonable actions to attempt to: (A) resolve all enforcement agency concerns about the transaction under investigation; and (B) diligently oppose any enforcement agency opposition to such transaction. In the event the enforcement agency files a formal action to oppose the transaction, the Parties shall confer in good faith to determine the appropriate strategy for resolving the enforcement agency opposition, including without limitation, and where appropriate, the renegotiation of their obligations under this Agreement with respect to that Option, with the objective of placing each Party, to the maximum extent possible, in the same economic position that each Party would have occupied if GSK had been permitted to exercise such Option. Notwithstanding the foregoing, nothing in this Section 14.6 shall require either Party to divest any assets.

14.7  FORCE MAJEURE. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, “force majeure” is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In the event of force majeure, Pharmacopeia or GSK, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as such Party is so disabled, up to a maximum of ninety (90) days, after which time the Party not affected by the force majeure may terminate this Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

14.8  NOTICES. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Pharmacopeia,

Addressed to:	Pharmacopeia Drug Discovery, Inc.
3000 Eastpark Blvd.
Cranbury, NJ 08512

Attention: Chief Executive Officer
Telephone: **
Telecopy: **

With a copy to:	Pharmacopeia Drug Discovery, Inc.
3000 Eastpark Blvd.
Cranbury, NJ 08512

Attention: General Counsel
Telephone: **
Telecopy: **

If to GSK,

Addressed to:	GlaxoSmithKline
2301 Renaissance Boulevard
Mail Code RN0210
King of Prussia, PA 19406

Attention: Vice President, Business Development
Center of Excellence for External Drug Discovery
Telephone: **
Telecopy: **

With a copy to:	GlaxoSmithKline
2301 Renaissance Boulevard
Mail Code RN0220
King of Prussia, PA 19406

Attention: Vice President and Associate General Counsel
Telecopy: **

or to such other address for such Party as it shall have specified by like notice to the other Parties, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.

14.9   [Intentionally left blank]

14.10 EXPORT CLAUSE. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of certain commodities and technical data of United States origin. Each Party agrees that it will not export or re-export any restricted commodities or any restricted technical data of the other Party in any form without any necessary United States and foreign government licenses.

14.11  WAIVER. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

14.12  SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

14.13  ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto, together with the Warrant to Purchase Common Stock, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

14.14  INDEPENDENT CONTRACTORS. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

14.15  HEADINGS. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

14.16  USE OF NAME. Except as otherwise provided herein, no Party shall have any right, express or implied, to use in any manner the name or other designation of the other Parties or any other trade name, trademark or logos of the other Parties for any purpose in connection with the performance of this Agreement.

14.17  BOOKS AND RECORDS. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with U.S. generally accepted accounting principles, consistently applied, except that the same need not be audited.

14.18  FURTHER ACTIONS. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.19  PARTIES IN INTEREST. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

14.20  CONSTRUCTION OF AGREEMENT. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

14.21  COUNTERPARTS. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures shall be treated as original signatures.

[signature page follows; remainder of this page intentionally left blank]

* - * - * - *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

PHARMACOPEIA DRUG DISCOVERY, INC.

BY:	/s/ Leslie J. Browne

Name: Leslie J. Browne, Ph.D.

Title: President and Chief Executive Officer

SMITHKLINE BEECHAM CORPORATION, d/b/a GLAXOSMITHKLINE

BY:	/s/ Donald F. Parman

Name: Donald F. Parman

Title: Vice President & Secretary

GLAXO GROUP LIMITED

BY:	/s/ Paul Williamson

Name: Paul Williamson, for and on behalf of Edinburgh Pharmaceutical Industries Limited

Title: Corporate Director

EXHIBIT A

[Warrant to Purchase Common Stock]